                          AGREEMENT AND PLAN OF MERGER

                               dated May 19, 2005

                                  by and among

                        FINLAY FINE JEWELRY CORPORATION,

                             FFJ ACQUISITION CORP.,

                             CARLYLE & CO. JEWELERS,

                 CERTAIN STOCKHOLDERS OF CARLYLE & CO. JEWELERS
                          SET FORTH ON EXHIBIT A HERETO

                                       and

                    RUSSELL L. COHEN (AS STOCKHOLDERS' AGENT)

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE II   REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE

                                       i

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF PURCHASER AND
             ACQUISITION SUBSIDIARY......................................    36
   3.01    Organization and Qualification................................    36
   3.02    Authority Relative to this Agreement and the Operative

   5.02    Conditions to the Obligations of the Company and the
              Principal Stockholders.....................................    49

ARTICLE VI   SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND
             AGREEMENTS..................................................    51
   6.01    Survival of Representations, Warranties, Covenants and
              Agreements; Right to Indemnification Not Affected by
              Knowledge..................................................    51

                                       ii

EXHIBITS

Exhibit A   Principal Stockholders of Carlyle & Co. Jewelers
Exhibit B   Form of Spousal Consent
Exhibit C   Form of Indemnification Escrow Agreement
Exhibit D   Form of Paying Agent Agreement
Exhibit E   Form of John K. Cohen Employment Agreement
Exhibit F   Form of Russell L. Cohen Employment Agreement

                                      iii

Exhibit G   Form of Company Director and Officer Resignation and Release
Exhibit H   Form of Opinion of Counsel to the Company and the Principal
            Stockholders
Exhibit I   Form of Opinion of Counsel to Purchaser

SCHEDULES

1.10(f)       Officers of Surviving Corporation
2.01(a)       Good Standing
2.01(c)       Spousal Consents
2.02          No Conflicts
2.03          Capital Stock
2.04          Subsidiaries; Company; Business
2.05          Governmental Approvals and Filings
2.07(a)       Audited Financial Statements
2.07(b)       Unaudited Financial Statements
2.07(c)       Treatment of Certain Financial Items
2.08          Absence of Changes
2.08(o)       Capital Additions Schedule
2.09          Undisclosed Liabilities
2.10          Taxes
2.10(f)       Non-deductible Employee Related Payments
2.11(a)       Legal Proceedings
2.13(a)       Owned Real Property
2.13(b)(i)    Liens
2.13(b)(ii)   Operating Covenants; Radius Restrictions
2.13(c)       Real Property Lease Defaults
2.13(d)       Real Property Lease Amounts
2.13(e)       Tenant Leases
2.13(f)       Tenant Lease Default
2.13(h)       Real Property Improvements
2.13(j)       Closures
2.13(k)       Charges
2.13(m)       Lease Analysis Forms
2.14          Tangible Personal Property
2.15(a)       Inventory
2.15(b)       Consignment List/On Order List
2.15(d)       Accounts Payable/Accrued Expenses
2.16          Intellectual Property Rights
2.17(a)       Contracts
2.17(b)       Contract Termination
2.18          Licenses
2.19          Insurance
2.20(a)(i)    Affiliate Transactions; Intercompany Matters
2.20(a)(ii)   Credit Cards
2.20(b)       Non-Arm's Length Transactions
2.20(d)       Intercompany Transactions

                                       iv

2.21(a)       Payment Obligations
2.21(b)       Vacation Pay, Etc.
2.21(c)       Labor Issues
2.22(a)       Employee Benefit Plans; ERISA
2.22(b)       Contributions
2.22(d)       Forms
2.23(f)       Environmental Matters
2.25          Substantial Suppliers
2.26          Accounts Receivable
2.27          Other Negotiations; Brokers
2.28          Bank and Brokerage Accounts; Investment Assets
2.29          Systems and Software
2.30          Warranties
2.32          Capital Expenditure Commitments
4.09          Assignment of Life Insurance Policies
5.01(h)       Existing Licensors
7.01(a)       Principal Stockholder Indemnification
8.01(h)       Tax Refunds

                                        v

                          AGREEMENT AND PLAN OF MERGER

          This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated May 19,
2005, by and among FINLAY FINE JEWELRY CORPORATION, a Delaware corporation (the
"Purchaser"), FFJ ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Purchaser (the "Acquisition Subsidiary"), CARLYLE & CO. JEWELERS,
a Delaware corporation (the "Company"), and the individual stockholders of the
Company set forth on Exhibit A annexed hereto (individually, a "Principal
Stockholder," and collectively, the "Principal Stockholders") and Russell L.
Cohen, as designated agent on behalf of each of the stockholders of the Company
(the "Stockholders' Agent").

          WHEREAS, the Company is engaged, directly and indirectly through its
Subsidiaries, in the retail jewelry, watch and giftware business (the
"Business") at the stores (collectively, the "Stores") located at the Leased
Real Property locations;

          WHEREAS, each of the respective Boards of Directors of the Company,
Acquisition Subsidiary and Purchaser, as the sole stockholder of Acquisition
Subsidiary, have approved this Agreement and the merger (the "Merger"), pursuant to this Agreement, of Acquisition Subsidiary with and into the Company, with the
Company as the surviving corporation (the "Surviving Corporation"), on the terms and conditions contained herein and in accordance with the Delaware General
Corporation Law (the "DGCL");

          WHEREAS, the Board of Directors of the Company has, in light of and subject to the terms and conditions hereof, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its stockholders; and (ii) resolved to recommend that the stockholders of the Company approve and adopt this Agreement;
and

          WHEREAS, all capitalized terms used and not otherwise defined herein have the meanings set forth in Article X.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

          1.01 Payment of Merger Consideration. At the Closing, the Purchaser
shall pay TWENTY EIGHT MILLION SEVEN HUNDRED FIFTY THREE THOUSAND FIVE HUNDRED
FIVE DOLLARS AND SEVENTEEN CENTS ($28,753,505.17) (the "Merger Consideration").
At the Closing, the Merger Consideration shall be paid by Purchaser as follows:

               (a) the Indemnification Escrow Amount shall be delivered to
Southern Community Bank and Trust, as escrow agent (the "Escrow Agent"), by wire transfer of immediately available funds for deposit in the Indemnification
Escrow Account, respectively, in

accordance with the terms of the Indemnification Escrow Agreement, such account to be designated by the Escrow Agent not less than two (2) Business Days prior to the Closing Date; and

               (b) the Net Merger Consideration shall be delivered to the Paying
Agent, by wire transfer of immediately available funds to an account designated by the Paying Agent not less than two (2) Business Days prior to the Closing
Date for deposit in the Exchange Account in accordance with the terms of the
Paying Agent Agreement. The Paying Agent shall be permitted to invest the Net
Merger Consideration as Purchaser shall direct; provided that all of such investments shall be in obligations of or guaranteed by the United States of
America, in commercial paper obligations receiving the highest rating from either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or in
certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $50,000,000. The Exchange Account shall not be used for any purpose other than (i) the payment of the Net Merger
Consideration in accordance with the terms of this Agreement and in accordance with Section 1.04(d) hereof and (ii) the payment of legal, investment banking, paying agent and escrow agent fees and expenses incurred by Carlyle and the
Stockholders in connection with the Merger. Income earned on the Exchange
Account will be for the account of the Stockholders.

          1.02 Conversion of Shares. As of the Effective Time, by virtue of the
Merger and without any further action on the part of Purchaser, Acquisition
Subsidiary, the Company or any Stockholder:

               (a) any shares of Capital Stock then held by the Company or any wholly owned Subsidiary of the Company (or held in the Company's treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

               (b) any shares of Capital Stock, if any, then held by Purchaser,
Acquisition Subsidiary or any other wholly owned Subsidiary of Purchaser shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

               (c) except as provided in subsections (a) and (b) above and subject to Section 1.03 and subsection (d) below, each share of Capital Stock then outstanding shall be converted into the right to receive its pro rata share of the Merger Consideration calculated as the product of (x) one divided by the total number of shares of Capital Stock outstanding immediately prior to the
Effective Time multiplied by (y) the Merger Consideration. The Net Merger
Consideration shall be payable in accordance with the procedures set forth in the Paying Agent Agreement and the balance of the Merger Consideration shall be payable in accordance with the procedures set forth in the Indemnification
Escrow Agreement and the Paying Agent Agreement, respectively;

               (d) a portion of the Merger Consideration that each Stockholder has the right to receive pursuant to Section 1.02(c) above shall be contributed to the Indemnification Escrow Account (in accordance with Section 1.01(a)) on behalf of each Stockholder, and such Stockholder's pro rata portion of the
Indemnification Escrow Amount shall be equal to the total number of shares of
Capital Stock held by such Stockholder immediately prior to the Effective

                                       -2-

Time divided by the total number of shares of Capital Stock held by all
Stockholders immediately prior to the Effective Time multiplied by the
Indemnification Escrow Amount;

               (e) each of the shares of the common stock, .01 par value per share, of Acquisition Subsidiary then outstanding shall be converted into one share of common stock of the Surviving Corporation;

               (f) the aggregate amount of cash each Stockholder is entitled to receive for such Stockholder's shares of Capital Stock in the Merger shall be rounded to the nearest whole cent; and

               (g) from and after the Effective Time, the holders of
certificates representing shares of Capital Stock shall cease to have any rights with respect to such certificates or such Capital Stock, except the right to receive the Merger Consideration or any rights that may attach pursuant to the
DGCL with respect to Dissenting Shares.

          1.03 Shares Subject to Appraisal Rights.

               (a) Notwithstanding anything to the contrary contained in this
Agreement, to the extent that the provisions of Section 262 of the DGCL are or, prior to the Closing become, applicable to the Merger, any shares of Capital
Stock that are held by Stockholders who have preserved appraisal rights under
Section 262 of the DGCL with respect to such shares ("Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration in accordance with Section 1.02, and the holder or holders of such shares of
Capital Stock shall be entitled only to such rights as may be provided to such holder or holders pursuant to Section 262 of the DGCL; provided, however, that if such appraisal rights shall not be perfected or the holders of such shares shall otherwise withdraw or lose their appraisal rights with respect to such shares, or neither such holders nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in Section 262 of the DGCL, then, as of the later of the
Closing or the time of the failure to perfect such status or the loss or withdrawal of such rights or the failure to timely file such petition, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) the Merger Consideration in accordance with Section 1.02.

               (b) The Company shall give Purchaser (i) prompt notice of any written demand received by the Company prior to the Closing to require the
Company to purchase shares of Capital Stock pursuant to Section 262 of the DGCL and of any other demand, notice or instrument delivered to the Company prior to the Closing pursuant to the DGCL, and (ii) the reasonable opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Closing with respect to any such demand unless Purchaser shall have consented in writing to such payment or settlement offer, which consent shall not be unreasonably withheld or delayed.

               (c) Notwithstanding the foregoing, to the extent any Stockholder perfects its appraisal rights, the pro rata portion of the Merger Consideration that would otherwise be

                                       -3-

payable to such Stockholder for such Dissenting Shares in accordance with the terms of the Paying Agent Agreement and pursuant to Section 1.02(c) above shall be returned to Purchaser or the Surviving Corporation by the Paying Agent.
Purchaser or the Surviving Corporation shall be liable and shall thereafter be responsible for making only the applicable pro rata portion of the Merger
Consideration to any Stockholder in respect of Dissenting Shares, and the
Principal Stockholders shall be responsible for any amounts in excess thereof due to such dissenting Stockholder.

          1.04 Surrender of Certificates; Stock Transfer Books.

               (a) Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail or otherwise deliver to each holder as of the Effective Time of certificates which immediately prior to the Effective Time represented shares of Capital Stock (the "Certificates") a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the
Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates and payment therefor. Such letter of transmittal shall also bind such holder to the provisions of 11.18 hereof and shall include a release by such Stockholder of the Company, its Subsidiaries, their respective predecessors, successors and assigns, and the directors and officers of the foregoing. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed and Spousal Consent, if applicable, as described below, the holder of such Certificate shall be paid in exchange therefor cash in an amount equal to the product obtained by multiplying the number of shares of Capital Stock evidenced by such Certificate by the amount of the Net Merger Consideration and the Certificate so surrendered shall be cancelled. If the portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the Certificate so surrendered is registered, it shall be a condition of exchange that such Certificate shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such exchange shall pay any transfer or other Taxes required by reason of the exchange to a Person other than the registered holder of such
Certificate or establish to the reasonable satisfaction of the Company that such
Tax has been paid or is not applicable. To the extent a Stockholder is married and the Capital Stock constitutes community property or otherwise is owned or held in a manner that requires spousal or other approval for such surrender to be legal, valid and binding, it shall be a condition of the exchange that such spouse has executed a spousal consent in substantially the form annexed hereto as Exhibit B (a "Spousal Consent"), which provides, generally, that the surrender and exchange have been duly authorized and constitute a valid and binding agreement of such Stockholder's spouse or the Person giving such approval, enforceable against such spouse or Person in accordance with its terms. Until surrendered as contemplated by this Section 1.04(a), each
Certificate shall be deemed as of the Effective Time of the Merger to represent only the right to receive, upon surrender of such Certificate in accordance with this Section 1.04(a), the consideration into which the shares represented by such Certificate shall have been converted pursuant to this Section 1.04(a).

               (b) Each of the Surviving Corporation, Purchaser and Acquisition
Subsidiary shall be entitled to deduct and withhold (or cause the Paying Agent to deduct and withhold) from the consideration otherwise payable in the Merger to any holder of shares of Capital Stock such amounts as it is required to deduct and withhold with respect to Taxes;

                                       -4-

provided, however, the Surviving Corporation, Purchaser or Acquisition
Subsidiary, as the case may be, promptly pays when due such amount deducted and withheld to the appropriate Governmental or Regulatory Authority for the account of such holder. To the extent that amounts are so withheld and paid, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Capital Stock in respect of which such deduction and withholding was made.

               (c) At the close of business on the Closing Date, the stock transfer books of the Company with respect to the shares of Capital Stock shall be closed and thereafter there shall be no further registration of transfers of shares of Capital Stock on the records of the Company. From and after the
Closing, the holders of shares of Capital Stock outstanding immediately prior to the Closing shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable Law.

               (d) Any portion of the Exchange Amount (including the proceeds of any investments thereof) that remains unclaimed by the Stockholders after six
(6) months following the Effective Time shall be repaid to the Surviving
Corporation. Any Stockholders who have not theretofore complied with Section
1.03 or this Section 1.04 shall thereafter look only to the Surviving
Corporation for payment for their Certificates, without any interest thereon.
Further, none of the Purchaser, Acquisition Subsidiary or the Surviving
Corporation shall be liable to any former Stockholder for any portion of the
Merger Consideration or interest thereon properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          1.05 Further Action. If, at any time after the Closing, any further action is determined by Purchaser to be reasonably necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of
Acquisition Subsidiary and the Company, the officers and directors of the
Surviving Corporation and Purchaser shall be fully authorized (in the name of
Acquisition Subsidiary, in the name of the Company and otherwise) to take such action.

          1.06 Transfer Expenses. Any transfer taxes, stamp duties, filing fees, registration fees, recordation expenses, or other expenses incurred by the
Stockholders or the Company in connection with the Merger or in connection with any of the other transactions contemplated hereby shall be borne and paid exclusively by the Stockholders. Escrow fees and Paying Agent fees shall be borne equally, one half by the Stockholders and one half by the Purchaser.

          1.07 Options; Other Equity Rights.

               (a) All Options or other equity rights in the Company, if any, shall be automatically cancelled as of the Effective Time, and no consideration shall be delivered in exchange therefor; and

               (b) As of the Effective Time, any Option plans or other equity plans or arrangements with respect to the capital stock of the Company or any
Subsidiary shall terminate and all rights under any provision of any other plan, program, arrangement or other Contract

                                       -5-

providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary shall be cancelled. The Company shall take all actions required to effectuate the foregoing, including sending out the requisite notices and obtaining all consents necessary to cancel all
Options or other equity rights necessary to ensure that, after the Effective
Time, no Person shall have any right under such plan, program, arrangement or other Contract with respect to equity securities of the Surviving Corporation or any Subsidiary or Affiliate thereof.

          1.08 Repayment of Indebtedness. At the Closing, immediately prior to the Merger, Russell L. Cohen ("R. Cohen") shall pay to the Company by wire transfer the outstanding balance of principal and accrued interest on the promissory note held by the Company, dated April 4, 2003, which outstanding principal and accrued interest through May 18, 2005 is in the amount of
$584,007.10 (the "R. Cohen Note").

          1.09 Other Agreements.

               (a) Indemnification Escrow. On or before the Closing Date, the
Company, the Principal Stockholders and the Stockholders' Agent, as collateral security for any indemnification obligations of the Company or the Principal
Stockholders to Purchaser under this Agreement, shall execute and deliver an escrow agreement in substantially the form annexed hereto as Exhibit C (the
"Indemnification Escrow Agreement") and Purchaser shall deposit on the
Stockholders' behalf with the Escrow Agent the sum of $3,000,000 (the
"Indemnification Escrow Amount"), to be held in an escrow account pursuant to the Indemnification Escrow Agreement (the "Indemnification Escrow Account") and
each Stockholder shall be deemed to have contributed its pro rata share of the
Indemnification Escrow Amount in accordance with Section 1.02(d). Subject to the terms and conditions of this Agreement, the Indemnification Escrow Amount will be held, disbursed and released according to the terms of the Indemnification
Escrow Agreement.

               (b) Paying Agent Agreement. On or before the Closing Date, the
Purchaser, the Principal Stockholders and the Stockholders' Agent shall execute and deliver a paying agent agreement in substantially the form annexed hereto as
Exhibit D (the "Paying Agent Agreement") and Purchaser shall deposit on the
Stockholders' behalf with the Paying Agent cash in an amount equal to the Net
Merger Consideration (the "Exchange Amount") to be held in an exchange account pursuant to the Paying Agent Agreement (the "Exchange Account").

          1.10 Closing.

               (a) Time and Place of Closing The closing of the Merger and the transactions contemplated hereby (the "Closing") shall take place at the offices of Blank Rome LLP, 405 Lexington Avenue, New York, New York 10174 (or at such other place as the parties shall mutually agree) on May 19, 2005, except that the parties agree that May 14, 2005 shall be deemed the closing date (the
"Closing Date") for all purposes. Subject to the provisions of ARTICLE IX, failure to consummate the transactions contemplated hereby on the date and time and at the place determined pursuant to this Section 1.10 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

                                       -6-

               (b) Merger of Acquisition Subsidiary into the Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Acquisition Subsidiary shall be merged with and into the Company, the separate existence of Acquisition
Subsidiary shall cease and the Company shall continue as the Surviving
Corporation in the Merger.

               (c) Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective
Time, all property of the Company and Acquisition Subsidiary shall vest in the
Surviving Corporation, and all Liabilities and duties of the Company and
Acquisition Subsidiary shall become Liabilities and duties of the Surviving
Corporation.

               (d) Resignation of Company Directors and Officers. The
Stockholders who are directors or officers of the Company shall resign their positions effective as of the Effective Time, except as may otherwise be contemplated with respect to Russell L. Cohen and John K. Cohen.

               (e) Certificate of Merger. Subject to the provisions of this
Agreement, a certificate of merger satisfying the applicable requirements of the
DGCL shall be duly executed by the Company and Acquisition Subsidiary (the
"Certificate of Merger"). Concurrently with or as promptly as practicable following the Closing, Purchaser shall file or cause to be filed the Certificate of Merger pursuant to all applicable provisions of the DGCL. The Merger shall become effective upon the date and time of the filing of the Certificate of
Merger with the Secretary of State of the State of Delaware, or at such later time as is specified in the Certificate of Merger (the "Effective Time").

               (f) Certificate of Incorporation and Bylaws; Directors and
Officers. Unless otherwise determined by Purchaser prior to the Effective Time:

                    (i) subject to Section 4.13, the certificate of
incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the certificate of incorporation of Acquisition
Subsidiary as in effect immediately prior to the Effective Time until thereafter changed or amended in accordance with the provisions thereof and applicable Law;

                    (ii) subject to Section 4.13, the bylaws of the Surviving
Corporation shall be amended and restated as of the Effective Time to conform to the bylaws of Acquisition Subsidiary as in effect immediately prior to the
Effective Time until thereafter changed or amended in accordance with the provisions thereof and applicable Law;

                    (iii) the directors of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors of Acquisition Subsidiary immediately prior to the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be; and

                                       -7-

                    (iv) the officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals set forth on
Schedule 1.10(f) annexed hereto until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                         AND THE PRINCIPAL STOCKHOLDERS

          Knowing that Purchaser and Acquisition Subsidiary are relying thereon, the Company (with respect to the Company and its Subsidiaries) and each of the
Principal Stockholders, jointly and severally (except that to the extent the
Principal Stockholders are representing or warranting as to their ownership of shares of Capital Stock in Section 2.03 below and as set forth in Section 7.01, such representations shall be several and not joint), hereby represent, warrant and covenant to Purchaser and Acquisition Subsidiary as follows:

          2.01 Organization, Qualification and Authority.

               (a) Each of the Company and the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets and Properties. Each of the Company and the Subsidiaries is
duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction set forth in Schedule 2.01(a) annexed hereto, which listing reflects the jurisdictions in which the ownership, use or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, (i) are not having and could not be reasonably expected to have a Seller Material Adverse Effect and (ii) could not be reasonably expected to have a material adverse effect on the validity or enforceability of this
Agreement or any Operative Agreement to which it is a party or on the ability of the Company to perform its obligations hereunder or thereunder. None of the
Company or the Subsidiaries is in default or in violation of any provision of its certificate or articles of incorporation or bylaws.

               (b) Each of the Company and the Subsidiaries has full corporate power and authority to enter into this Agreement and the Operative Agreements to which it is party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Operative Agreements to which it is a party by the Company and the Subsidiaries and the consummation by the
Company and the Subsidiaries of the transactions contemplated hereby and thereby have been duly and validly approved by the board of directors and stockholders of the Company and the Subsidiaries, and no other action on the part of the
Company or the Subsidiaries or its respective stockholders is necessary to authorize the execution, delivery and performance of this Agreement and the
Operative Agreements to which it is a party and the consummation by the Company and the Subsidiaries of the transactions contemplated hereby and thereby. This
Agreement and the Operative Agreements to which the Company and the

                                       -8-

Subsidiaries is a party have been duly and validly executed and delivered by the
Company and the Subsidiaries and constitute legal, valid and binding obligations of the Company and the Subsidiaries enforceable against the Company and the
Subsidiaries in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity.

               (c) Each of the Principal Stockholders has full power and
authority (including full legal capacity) to enter into this Agreement and the
Operative Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. No other action or proceedings on the part of any Principal Stockholder are necessary to authorize such execution, delivery and performance. This Agreement and the Operative Agreements to which each such
Principal Stockholder is a party have been duly and validly executed and delivered by such Principal Stockholder and constitute legal, valid and binding obligations of such Principal Stockholder in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar
Laws relating to the enforcement of creditors' rights generally and by general principles of equity. To the extent such Principal Stockholder is married and the Capital Stock constitutes community property or otherwise are owned or held in a manner that requires spousal or other approval for this Agreement and the
Operative Agreements to which such Principal Stockholder is a party to be legal, valid and binding, each such spouse has executed a Spousal Consent which provides, generally, that this Agreement and such Operative Agreements have been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Principal Stockholder's spouse or the person giving such approval, enforceable against such spouse or person in accordance with its terms. Each such Principal Stockholder and spouse who is required to execute a
Spousal Consent is listed in Schedule 2.01(c) annexed hereto.

          2.02 No Conflicts. The execution and delivery by the Company, the
Subsidiaries and each of the Principal Stockholders of this Agreement do not, and the execution and delivery by the Company, the Subsidiaries and each
Principal Stockholder of the Operative Agreements to which it is a party, the performance by the Company, the Subsidiaries and each Principal Stockholder of its respective obligations under this Agreement and such Operative Agreements and the consummation of the transactions contemplated hereby and thereby did not, do not and will not:

                    (i) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate or articles of incorporation or bylaws (or other comparable corporate charter documents) of the
Company or the Subsidiaries;

                    (ii) subject to obtaining the consents, approvals and
actions, making the filings and giving the notices disclosed in Schedule 2.05, if any, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to the Company or any of the
Subsidiaries (or any of their respective Assets and Properties) or any of the
Principal Stockholders or any of the shares of Capital Stock; or

                                       -9-

                    (iii) except as disclosed in Schedule 2.02 annexed hereto,
(a) conflict with or result in a violation or breach of, (b) constitute (with or without notice or lapse of time or both) a default under, (c) require the
Company or any of the Subsidiaries or any Principal Stockholder to obtain any consent, approval or action of, make any filing with or give any notice to any
Person as a result or under the terms of, (d) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (e) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (f) result in the creation or imposition of any Lien upon the Company or any of the Subsidiaries (or any of their respective Assets and Properties) or any
Principal Stockholder or any of the shares of Capital Stock under, any Contract,
License, instrument or other arrangement to which the Company, any of the
Subsidiaries or any Principal Stockholder is a party or by which any of their respective Assets and Properties or shares of Capital Stock, as applicable, is bound except for such conflicts, violations, breaches, defaults, consents, approvals, actions, filings, notices, terminations, cancellations, accelerations, modifications, additional rights or entitlements or Liens that, individually or in the aggregate, (x) are not having and could not be reasonably expected to have a Seller Material Adverse Effect and (y) could not be reasonably expected to have a material adverse effect on the validity or enforceability of this Agreement or any Operative Agreement or on the ability of the Company or any of the Subsidiaries or any Principal Stockholder to perform its obligations hereunder or thereunder.

          2.03 Capital Stock. The authorized capital stock of the Company consists of (i) 3,400,000 shares of Class A Common, of which 117,574 shares are issued and outstanding and no shares are held in treasury, (ii) 1,800,000 shares of Class B Common, of which 899,927 shares are issued and outstanding and no shares are held in treasury, and (iii) 200,000 shares of preferred stock, no par value per share, none of which is outstanding. All of the issued and outstanding shares of common stock have been duly authorized, are validly issued in compliance with all applicable Laws, fully paid and non-assessable and are held of record by the respective Stockholders as set forth in Schedule 2.03 annexed hereto, free and clear of all Liens. Except for the shares of Capital Stock and except as set forth on Schedule 2.03: (i) no shares of Company capital stock have been issued or reserved for issuance; (ii) there are no outstanding Options with respect to the Company or agreements, arrangements or understandings to issue Options with respect to the Company; (iii) there are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of the Company's capital stock; (iv) there are no plans, agreements, arrangements or understandings with respect to the repurchase of the Company's capital stock; (v) there are no voting trusts, proxies, stockholder agreements or other understandings with respect to the voting of the capital stock of the Company; and (vi) there are no dividends which have accrued or been declared but are unpaid on the Capital Stock or other equity interests of any Subsidiary of the Company. None of the Company, its
Subsidiaries or any Principal Stockholder has received any notice of any adverse claim to the ownership of the shares of Capital Stock, has any knowledge of facts which justify any such adverse claim, nor is aware of existing facts that would give rise to any adverse claim to the ownership of the shares of Capital
Stock. The delivery of the certificates and other documents representing the shares of Capital Stock exchanged pursuant hereto will transfer to Purchaser good and valid title to such shares free and clear of all Liens. From and after the Closing, no Person other than Purchaser will have any rights whatsoever to the shares of Capital Stock or any other securities of the Company.

                                      -10-

          2.04 Subsidiaries; Company; Business. Schedule 2.04 annexed hereto lists the name of each Subsidiary and all lines of business in which the Company and each Subsidiary is participating or engaged or has participated or engaged in the preceding seven years. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation set forth opposite its name in Schedule 2.04, and has full power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets and Properties. Each Subsidiary is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, (i) are not having and could not reasonably be expected to have a Seller Material
Adverse Effect and (ii) could not be reasonably expected to have a material adverse effect on the validity or enforceability of this Agreement or any
Operative Agreement or the ability of any such Subsidiary to perform its obligations thereunder. Schedule 2.04 lists for each Subsidiary the amount of its authorized and outstanding equity interests. All of the outstanding equity interests of each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and are owned, beneficially and of record, by the
Company or Subsidiaries wholly owned, directly or indirectly by the Company free and clear of all Liens. Other than as contemplated by this Agreement or the
Operative Agreements, there are no outstanding Options with respect to any
Subsidiary or agreements, arrangements or understandings to issue Options with respect to any Subsidiary and there are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of any Subsidiary's equity interests. There are no voting trusts, proxies, stockholders agreements or other understandings with respect to the voting of the capital stock of any Subsidiary. Except as set forth on
Schedule 2.04, there are no directors or officers of the Company or any of its
Subsidiaries who are not employees or stockholders of the Company as of the date hereof. The Company has delivered to Purchaser true and complete copies of the certificate or articles of incorporation and bylaws (or other comparable corporate charter documents) and minutes of the meetings of the boards of directors (including any committees thereof) of the Company and each of the
Subsidiaries, including all amendments thereto effected through the Closing
Date. Except for the Subsidiaries, none of the Company or any Subsidiary holds any equity, partnership, joint venture or other interest in any Person.

          2.05 Governmental Approvals and Filings.

               (a) Except as disclosed in Schedule 2.05 annexed hereto, no consent, approval or action of, filing with or notice to any Governmental or
Regulatory Authority on the part of the Company, any of the Subsidiaries or any
Stockholder is required in connection with the execution, delivery and performance of this Agreement or any of the Operative Agreements to which it is a party or the consummation of transactions contemplated hereby or thereby.

               (b) No "business combination" "fair price," "moratorium,"
"control share acquisition," or other similar anti-takeover statute or regulation (including without limitation Section 203 of the DGCL), or any anti-takeover provision in the Company's or any Subsidiaries' certificate or articles of incorporation and bylaws, is applicable to the Company, any of the
Subsidiaries, the shares of Capital Stock, this Agreement, the Merger or any of the other transactions contemplated by this Agreement. No state securities or
"blue sky" filings, permits

                                      -11-

or approvals are required to permit the Merger or any of the other transactions contemplated by this Agreement.

          2.06 Books and Records. (a) The Company has furnished Purchaser with copies of the Books and Records, which such Books and Records have been maintained substantially in accordance with sound business practices. The minute books of the Company and the Subsidiaries contain a true and complete record, in all material respects, of all actions taken at all meetings and by all written consents in lieu of meetings of the stockholders, the boards of directors and committees of the boards of directors (or other similar governing entities) of the Company and the Subsidiaries.

               (b) The Company and its Subsidiaries maintain Books and Records reflecting their assets and liabilities, which Books and Records are accurate in all material respects, and maintain internal accounting controls that provide assurance that (i) transactions are executed with management's authorization,
(ii) transactions are recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets; (iii) access to its assets is permitted only in accordance with management's authorization;
(iv) the reporting of its assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

               (c) Neither the Company nor any of its Subsidiaries nor, to the
knowledge of the Company, any director, officer, employee, auditor, accountant or Representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

               (d) The Company has delivered to Purchaser all management letters to the Company from its auditors and all audit reports (including internal audit reports with respect to the Company's internal controls), in each case since
December 31, 2001.

          2.07 Financial Statements.

               (a) The Company has furnished Purchaser with true and complete copies of the audited consolidated balance sheets of the Company and the
Subsidiaries as of March 27, 2004, March 29, 2003 and March 30, 2002, together with the audited consolidated statements of operations, stockholders' equity and cash flows for the three fiscal years then ended and the notes thereto, all certified by the Company's accountant, whose reports thereon are included therein, copies of which are contained in Schedule 2.07(a) annexed hereto (the
"Audited Financial Statements").

               (b) The Company has furnished Purchaser with true and complete copies of the unaudited consolidated balance sheet of the Company and the
Subsidiaries as of February 26, 2005, which were prepared in a manner consistent with past practices, subject to revision at

                                      -12-

year end, together with the unaudited consolidated statements of operations, stockholders' equity and cash flows for the eleven-months then ended, copies of which are contained in Schedule 2.07(b) annexed hereto (the "Unaudited Financial
Statements" and, together with the Audited Financial Statements, the "Financial
Statements").

               (c) The Financial Statements fairly present in all material respects the consolidated financial position of the Company and the Subsidiaries as of the dates thereof and for the periods covered thereby and the results of operations and cash flows of the Company and the Subsidiaries for the periods set forth therein, all in conformity with GAAP, except as specifically set forth in the notes thereto or as set forth on Schedule 2.07(c); provided, however, that the Unaudited Financial Statements are subject to normal recurring year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items. The Financial Statements have been prepared from, are in accordance with and accurately reflect in all material respects, the Books and Records and have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be stated in the notes thereto).

          2.08 Absence of Changes. Except as set forth on Schedule 2.08, since
March 27, 2004, there has not been any material adverse change, or any event or development which, individually or together with other such events, could reasonably be expected to result in a Seller Material Adverse Effect. None of the other representations or warranties set forth in this Agreement shall be deemed to limit the foregoing. In addition, without limiting the foregoing, except as expressly contemplated hereby and by the Operative Agreements and except as disclosed in Schedule 2.08 annexed hereto, there has not occurred since March 27, 2004:

               (a) any amendment of the certificate or articles of
incorporation, bylaws or other organizational documents of the Company or any
Subsidiary;

               (b) any Fundamental Transaction;

               (c) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock (or other equity interests)
of the Company or any Subsidiary, or any direct or indirect redemption, purchase or other acquisition by the Company or any Subsidiary of any such capital stock
(or other equity interests) of the Company or any Subsidiary;

               (d) except for the execution, delivery and performance by the
Company and any Subsidiary of the Operative Agreements to which it is a party, and the transactions contemplated thereby, any authorization, issuance, sale or other disposition by the Company or any Subsidiary of any shares of capital stock (or other equity interests) of the Company or any Subsidiary, or any modification or amendment of any right of any holder of any outstanding shares of capital stock (or other equity interests) of the Company or any Subsidiary;

               (e) any revaluation of any of its assets, including writing off notes or accounts receivable, other than in the ordinary course of business consistent with past practice;

               (f) (i) any increase in excess of 10% of salary, rate of
commissions or rate of consulting fees of any employee or consultant of the
Company or any Subsidiary whose

                                      -13-

annual salary, commissions and consulting fees exceeds $50,000; (ii) any payment of any nature whatsoever (other than salary, commissions, consulting fees or directors' fees paid in the ordinary course to any employee consultant or director of the Company or any Subsidiary but including any severance or separation payments) to any officer, director, stockholder, employee or consultant of the Company or any Subsidiary; (iii) any establishment or modification of (A) targets, goals, pools or similar provisions under any
Company Employee Benefit Plan, employment Contract or other employee compensation arrangement or (B) salary ranges, increase guidelines or similar provisions in respect of any Company Employee Benefit Plan, employment Contract or other employee compensation arrangement; (iv) any hiring of new employees, agents or consultants with an annual base salary in excess of $50,000; (v) the implementation of any layoff of employees that would trigger obligations pursuant to the WARN Act; or (vi) any adoption, entering into, amendment, modification or termination (partial or complete) of any Company Employee
Benefit Plan or collective bargaining agreement;

               (g) except for (x) payments to and borrowings under the Revolving
Credit Facility and (y) settlements and reconciliations of consignment accounts, all of which were in the ordinary course of business consistent with past practice, (i) incurrences by the Company or any Subsidiary of Indebtedness or
(ii) any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of the Company or any Subsidiary under, any Indebtedness of or owing to the Company or any Subsidiary or (iii) any cancellation, compromise, waiver or release of any right or claim (or series of rights or claims);

               (h) entry into any new lease or sublease of Real Property or termination, amendment or an extension of the term of any Real Property Lease;

               (i) any physical damage, destruction or other casualty loss
(whether or not covered by insurance) affecting any of the real or personal property or equipment of the Company or any Subsidiary in an amount exceeding
$25,000 with respect to any single loss, or in an aggregate amount exceeding
$100,000;

               (j) any theft, damage or other loss (whether or not covered by insurance) affecting any of the inventory of the Company or any Subsidiary in an amount exceeding $25,000 with respect to any single loss, or in an aggregate amount exceeding $50,000;

               (k) any write-off or write-down of or any determination to write off or write down any of the Assets and Properties of the Company or any
Subsidiary in an aggregate amount exceeding $50,000 otherwise than in the ordinary course of business consistent with past practice;

               (l) any purchase of any Assets and Properties of any Person or sale, lease, license or other disposition of, or creation, incurrence, assumption, maintenance or permission to exist of a Lien (other than a Permitted
Lien) on, any Assets and Properties of the Company or any Subsidiary, other than acquisitions or dispositions of inventory or equipment in the ordinary course of business of the Company or any Subsidiary consistent with past practice and the terms of this Agreement and the Operative Agreements;

                                      -14-

               (m) any abandonment, modification, waiver, termination or other change to any of the Licenses described in Schedule 2.18;

               (n) any entering into, amendment, modification, termination
(partial or complete) or granting of a waiver under or giving any consent with respect to (i) any Contract which is required (or had it been in effect on the date hereof would have been required) to be disclosed in Schedule 2.17(a), (ii)
any License held by the Company or any Subsidiary or (iii) any Intellectual
Property;

               (o) any capital expenditure (or series of related capital
expenditures) other than in the ordinary course of business and consistent with the budget for the Business previously furnished by the Company to Purchaser or as reflected on Schedule 2.08(o) annexed hereto.

               (p) any commencement, termination or change by the Company or any
Subsidiary of any line of business outside the ordinary course of business consistent with past practice;

               (q) any transaction by the Company or any Subsidiary with any officer, director, stockholder or Affiliate of the Company or any Subsidiary, other than pursuant to any Contract in effect on the date of this Agreement and disclosed to Purchaser pursuant to Section 2.20(a) or other than pursuant to any contract of employment listed pursuant to Schedule 2.17(a) annexed hereto;

               (r) any delay or postponement of the payment of accounts payable or other Liabilities outside the ordinary course of business consistent with past practice;

               (s) any making of any loan, advance or capital contribution to or investment in any Person by the Company or any Subsidiary other than loans, advances or capital contributions to a Subsidiary or investments made in a
Subsidiary in the ordinary course of business consistent with past practice and less than $25,000 in the aggregate and other than travel, relocation and similar advances to employees in the ordinary course of business and in an amount less than $5,000 for any employee and less than $25,000 in the aggregate;

               (t) any other transaction or commitment made, or any Contract or agreement entered into, amended, modified or terminated that would be required to be listed on the Disclosure Schedules hereto, by the Company or any
Subsidiary relating to its Assets and Properties, other than transactions and commitments in the ordinary course of business and those contemplated hereby or by the Operative Agreements;

               (u) any change in inventory policies or procedures (including valuation methodology), operating policies or procedures, pricing policies or advertising and promotion policies and procedures outside the ordinary course of business consistent with past practice;

               (v) any failure to prosecute, defend, maintain and protect any of the Company Intellectual Property so as to materially adversely affect the validity or enforceability thereof;

                                      -15-

               (w) any change in its or any Subsidiary's accounting methods, principles or practices, including changes to the amortization policies or rates, except to the extent (with respect to accounting matters) consistent with
GAAP and confirmed in writing by the Company's independent accountants, or any change in its or any Subsidiary's methods of purchase (including policies, procedures and practices relating to merchandise orders), pricing, sale, lease, management or advertising;

               (x) any making or change to any Tax election, change to annual
Tax accounting period, adoption of or change to any Tax accounting method, filing of any amended Tax Return, entering into of any closing agreement, settlement of any Tax claim or assessment, surrender of any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or taking of any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the
Company or any Subsidiary for any period ending after the Closing Date or decreasing any Tax attribute of the Company or any Subsidiary existing on the
Closing Date;

               (y) any entering into of an agreement to do or engage in any of the foregoing or any taking of any action or course of action inconsistent with compliance with the covenants and agreements contained in this Agreement; or

               (z) any taking or agreement to commit to take any action that would make any representation or warranty of the Company or the Principal
Stockholders contained herein inaccurate in any material respect at the Closing or omission to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at such time or which would diminish its value as a going concern.

          2.09 Undisclosed Liabilities. Except as reflected or reserved against in the March 27, 2004 audited consolidated balance sheet of the Company or the
February 26, 2005 unaudited interim balance sheet of the Company or as disclosed in Schedule 2.09 annexed hereto, or as expressly contemplated hereby and by the
Operative Agreements, there are no Liabilities of, relating to or affecting the
Company or any Subsidiary or any of their respective Assets and Properties, other than Liabilities incurred in the ordinary course of business consistent with past practice since February 26, 2005 and in accordance with the provisions of this Agreement and the Operative Agreements which in the aggregate are not material to the Business or Condition of the Company and none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law.

          2.10 Taxes.

               (a) All Tax Returns required to have been filed by or with respect to the Company or any Subsidiary or any affiliated, combined, consolidated, unitary or similar group of which the Company or any Subsidiary is or was a member (a "Relevant Group") with any Taxing Authority have been duly and timely filed, and each such Tax Return correctly and completely reflects the
Tax liability and all other information required to be reported thereon.

                                      -16-

All Taxes owed by the Company or any Subsidiary or any member of a Relevant
Group (whether or not shown on any Tax Return) have been timely paid.

               (b) The reserve for current Taxes (as opposed to any reserve for deferred taxes) in the Unaudited Financial Statements is sufficient for the payments of all unpaid Taxes not yet due and payable as of such date, whether or not disputed, of the Company and its Subsidiaries, subject to end of year adjustments consistent with past practice and taking into account the Company's available NOL. As of the Closing Date, such reserve, as adjusted for the passage of time through the Closing Date, will be sufficient for then-accrued and unpaid
Taxes not yet due and payable of the Company and its Subsidiaries, subject to end of year adjustments consistent with past practice and taking into account the Company's available NOL.

               (c) Neither the Company nor any Subsidiary is a party to any agreement extending, or having the effect of extending, the time within which to file any Tax Return or the period of assessment or collection of any Taxes.
Neither the Company nor any Subsidiary has received any written ruling of a
Taxing Authority related to Taxes or entered into any written and legally binding agreement with a Taxing Authority relating to Taxes.

               (d) Except as disclosed in Schedule 2.10 annexed hereto, (i) no
Taxing Authority is now asserting or, to the Company's, any Subsidiary's and
Principal Stockholders' knowledge, threatening to assert against any Relevant
Group, the Company or any Subsidiary any deficiency, claim or liability for additional Taxes or any adjustment of Taxes, and, to the Company's, any
Subsidiary's and Principal Stockholders' knowledge, there is no reasonable basis for any such assertion, and (ii) no issues have been raised in any examination by any Taxing Authority with respect to any Relevant Group, the Company or any
Subsidiary which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined. The federal income Tax Returns of or including the Company or any
Subsidiary (including Tax Returns of Relevant Groups) disclose (in accordance with Section 6662(d)(2)(B) (ii) of the Code) all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662(d) of the Code. During the past seven (7) years, no claim has been made by any Taxing Authority in a jurisdiction in which the
Company or any Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Schedule 2.10 lists all federal, state, local and foreign income Tax Returns filed by or with respect to the Company or any
Subsidiary (including Tax Returns of Relevant Groups) for all taxable periods ended on or after March 27, 1999, indicates those Tax Returns, if any, that have been audited, that currently are the subject of audit or for which the applicable statute of limitations has not run. The Company has delivered to
Purchaser complete and correct copies of all federal, state, local and foreign income Tax Returns filed by or with respect to, and all Tax examination reports and statements of deficiencies assessed against or agreed to by, the Company and any Subsidiary since March 27, 1999. There are no Liens for Taxes upon the
Assets and Properties of the Company or any Subsidiary.

               (e) The Company and each Subsidiary has withheld and paid all
Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, Stockholder or other
Person for all periods for which the statutory period of limitations for the assessment of such Tax has not yet expired and all IRS

                                      -17-

Forms W-2 and 1099 (and any similar forms of a state, local or foreign Taxing
Authority) required with respect thereto have been properly completed and timely filed.

               (f) Except as set forth on Schedule 2.10(f), there is no Contract covering any employee or former employee of any of the Company or any of its
Subsidiaries that could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 162(m) of the Code or any corresponding provisions of state, local or foreign income Tax Law.

               (g) Neither the Company nor any of its Subsidiaries (i) is, or
has ever been, a party to any Tax allocation or sharing agreement; (ii) has ever been a member of an Affiliated Group (as defined in Section 1504(a) of the Code or any corresponding provision of state, local or foreign income Tax Law) (other than the Affiliated Group of which the Company was the Parent) filing a consolidated Tax Return; or (iii) has any liability for Taxes of any Person
(other than of the Company or any Subsidiary) under Treasury Regulation Section
1.1502-6 (or any corresponding provision of state, local or foreign income Tax
Law).

               (h) Neither the Company nor any of its Subsidiaries: (i) has been the "distributing corporation" (within the meaning of Section 355(a)(1) of the
Code or any corresponding provision of state, local or foreign income Tax Law)
or the "controlled corporation" (within the meaning of Section 355(a)(1) of the
Code or any corresponding provision of state, local or foreign income Tax Law)
within the two-year period ending as of the date of this Agreement; and (ii) has been subject to gain under Section 355(e) of the Code.

               (i) Except as disclosed on Schedule 2.10 or occurring as a result of actions undertaken or changes made after the consummation of the transactions contemplated by this Agreement, neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof)
ending after the Closing Date as a result of any: (i) change in accounting method for a taxable period ending on or prior to the Closing Date under Section
481(a) of the Code (or any corresponding provision of state, local or foreign income Tax Law); (ii) "closing agreement" as described in Section 7121 of the
Code (or any corresponding provision of state, local or foreign income Tax Law);
(iii) installment sale or open transaction disposition made on or prior to the
Closing Date; (iv) prepaid amount received on or prior to the Closing Date; or
(v) intercompany transactions or excess loss accounts described in the Treasury
Regulations promulgated under Section 1502 of the Code (or any corresponding provision of state, local or foreign income Tax Law).

               (j) No Stockholder is a "foreign person" as such term is
described in Section 1445 of the Code.

               (k) None of the Assets of the Company or any of its Subsidiaries
is "tax-exempt use property" within the meaning of Section 168(h) of the Code or
"tax-exempted bond financed property" within the meaning of Section 168(g)(5) of the Code.

                                      -18-

               (l) Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income Tax purposes.

               (m) The Company and each of its Subsidiaries have disclosed to the IRS on the appropriate Tax Returns any Reportable Transaction in which it has participated. The Company and each of its Subsidiaries have retained all documents and other records pertaining to any Reportable Transaction in which it has participated, including documents and other records listed in Treasury
Regulation Section 1.6011-4(g) and any other documents or other records which are related to any Reportable Transaction in which the Company or each of its
Subsidiaries has participated but not listed in Treasury Regulation Section
1.6011-4(g).

          2.11 Legal Proceedings.

               (a) Except as disclosed in Schedule 2.11(a) annexed hereto (with paragraph references corresponding to those set forth below):

                    (i) there are no Actions or Proceedings pending or, to the knowledge of the Company, any Subsidiary or any Principal Stockholder,
threatened against, relating to or affecting the Company, any Subsidiary, any
Principal Stockholder or, to the knowledge of the Company, any Subsidiary and the Principal Stockholders, any Stockholder, or any of their respective Assets and Properties which (A) could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement or any of the Operative
Agreements or otherwise result in a material diminution of the benefits contemplated by this Agreement or any of the Operative Agreements to Purchaser,
or (B) if determined adversely to the Company, any Subsidiary or any Stockholder of the Company or any Subsidiary, could reasonably be expected to result in (x)
any injunction or other equitable relief against the Company or any Subsidiary, or (y) Losses by the Company or any Subsidiary, individually or in the aggregate, with Losses in respect of other such Actions or Proceedings, exceeding $25,000 or (z) a Seller Material Adverse Effect;

                    (ii) none of the Company, any Subsidiary or any Principal
Stockholder has received notice, or is aware, of any Orders outstanding against the Company or any Subsidiary or any Stockholder or affecting the Company or any
Subsidiary, the Business or any Assets and Properties; and

                    (iii) none of the Company, any Subsidiary or any Principal
Stockholder has received notice or is aware, of any defects, dangerous or substandard conditions in the products or materials sold, distributed, or to be sold or distributed by the Company or any Subsidiary that could cause bodily injury, sickness, disease, death, or damage to property, or result in loss of use of property, or any claim, suit, demand for arbitration or notice seeking damages for bodily injury, sickness, disease, death, or damage to property, or loss of use of property.

               (b) Prior to the execution of this Agreement, the Company has delivered all accountants' management letters, and all responses of counsel for the Company and the

                                      -19-

Subsidiaries to auditors' requests for information regarding Actions or
Proceedings pending or threatened against, relating to or affecting the Company any Subsidiaries, the Business or any Assets and Properties, for the fiscal years ended March 27, 2004, March 29, 2003 and March 30, 2002.

          2.12 Compliance with Laws and Orders. Except for such violations as have been fully and finally resolved, none of the Company or any Subsidiary (i)
was, since April 1, 2002, or is in violation in any material respect under any
Law or Order applicable to the Company or any Subsidiary or the Business or any
Assets and Properties, including without limitation with respect to Laws or
Orders applicable to merchandise pricing; and (ii) has received at any time since March 27, 2004 any notice that the Company or any Subsidiary, or any
Person acting on its behalf, is or has been at any time since such date, in material violation of or in material default under, any Law or Order applicable to the Company or any Subsidiary or any of their respective Assets and
Properties.

          2.13 Real Property.

               (a) Schedule 2.13(a) annexed hereto contains a true and complete list of (i) each parcel of real property owned (the "Owned Real Property") by the Company or any Subsidiary, (ii) each parcel of real property leased or subleased or otherwise occupied by the Company or any Subsidiary as tenant or subtenant (the "Leased Real Property" and together with the Owned Real Property, the "Real Property") together with a true and complete list of all such leases, subleases or other similar agreements and any amendments, modifications or extensions thereto (the "Real Property Leases"), and (iii) all Liens relating to or affecting any parcel of Real Property.

               (b) The Company or a Subsidiary has good and marketable title to the Owned Real Property, free and clear of all Liens, other than as specifically listed in Schedule 2.13(b)(i) annexed hereto. Except as set forth in Schedule
2.13(b)(ii), neither the Company nor any Subsidiary is subject to any operating covenants or radius restrictions.

               (c) Subject to the terms of their respective leases, the Company or a Subsidiary has a valid and subsisting leasehold estate in and the right to quiet enjoyment to the Leased Real Property for the full term of the lease thereof. Each Real Property Lease is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company or a Subsidiary and of each other Person that is a party thereto, and except as set forth in Schedule
2.13(c) annexed hereto, there is no, and none of the Company, any Subsidiary or any Principal Stockholder has knowledge of any nor received notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder. Neither the Company nor any Subsidiary has assigned, sublet, transferred, hypothecated or otherwise disposed of their interest in any Real Property Lease. None of the Company, or any Subsidiary or
the Principal Stockholders have knowledge of any material penalties accrued and unpaid under any Real Property Lease.

               (d) As of the Closing Date, except as set forth in Schedule
2.13(d), the Company and the Subsidiaries shall have made full payment of all amounts then due and owing pursuant to the provisions of the Real Property
Leases and shall have fulfilled all material

                                      -20-

obligations required to be performed by the Company or any Subsidiary under the
Real Property Leases, except for obligations, if any, arising out of or resulting from the transactions contemplated by this Agreement.

               (e) Schedule 2.13(e) annexed hereto contains a true and complete list of all leases, subleases or other similar agreements, and any amendments, modifications or extensions thereto, by the Company or any Subsidiary as landlord or sublandlord (the "Tenant Leases") affecting the Real Property. There are no parties with any right to possession of the Real Property or any part thereof other than the tenants under the Tenant Leases. The terms of each of the
Tenant Leases has commenced and the tenant thereunder is occupying the space demised to it and has commenced the payment of rent.

               (f) No tenant under any of the Tenant Leases or its successors or assigns (i) has made, asserted or has any defense, set off or counterclaim with regard to its tenancy, (ii) claims or is entitled to "free" rent, rent concessions, rebates or rent abatements, or (iii) has questioned or disputed its share or any real estate tax or other escalated payments, additional rent or other charges required to be paid under its Lease. Each Tenant Lease is a legal, valid and binding agreement, enforceable in accordance with its terms, the
Company or a Subsidiary and each other Person that is a party thereto and except as set forth in Schedule 2.13(f) annexed hereto, there is no, and none of the
Company, any Subsidiary or any Principal Stockholder has any knowledge of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder. Neither the Company nor any Subsidiary owes any brokerage commissions or finders fees with respect to any Tenant Lease or renewal or extension thereof.

               (g) The Company has delivered to Purchaser prior to the execution of this Agreement true and complete copies of all (i) title policies, mortgages, deeds of trust, deeds, leases, easements, restrictive covenants, certificates of occupancy, and similar documents, and all amendments thereto concerning the
Owned Real Property, (ii) Real Property Leases, and (iii) Tenant Leases and, to
the extent reasonably available, all other documents referred to in clause (i)
of this paragraph (g) with respect to the Leased Real Property.

               (h) To the knowledge of the Company, any Subsidiary and the
Principal Stockholders, the improvements on the Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and, to the knowledge of the Company, any Subsidiary or any
Principal Stockholder, there are no condemnation or appropriation proceedings pending or threatened against Real Property or the improvements thereon. Except as set forth on Schedule 2.13(h), neither the Company nor any Subsidiary is obligated to remodel any of the Leased Real Property during the term of such
Leased Real Property.

               (i) None of the Company, any Subsidiary or any Principal
Stockholder has any knowledge of any claim, action or proceeding, actual or threatened, against the Company, any Subsidiary or the Real Property by any
Person which would materially affect the future use, occupancy or value of the
Real Property or any part thereof.

                                      -21-

               (j) Except as set forth on Schedule 2.13(j), none of the Real
Property Leases relates to a Store that has been closed.

               (k) Except for the Real Property Leases in respect thereof (true and complete copies of each of which have been delivered to the Purchaser), there are no agreements between the Company and any other Person, relating to the operation of the Business at the Leased Real Property. From and after the date hereof, no modification of any agreement involving the Leased Real Property shall be made without Purchaser's prior written consent. Except as set forth in
Schedule 2.13(k), there are and shall be no charges from any Person relating to the Real Property, for which Purchaser shall be responsible for the period through and including the Closing Date.

               (l) Except for the Company's home office, neither the Company nor any Subsidiary owns any real property used in connection with the Business.

               (m) Schedule 2.13(m) annexed hereto is a true and complete list of the Company's lease analysis forms for the Leased Real Property, including the following details with respect to each lease in respect thereof: rent, percentage rent, term, square footage of rental space, common area maintenance, rent acceleration due to change of control or similar assignment rights and any
"kick-out" rights.

          2.14 Tangible Personal Property. The Company or a Subsidiary is in
possession of and has good and marketable title to, or has valid leasehold interests in or valid rights under Contract to use, all material tangible personal property used in the conduct of its business. All tangible personal property of the Company is free and clear of all Liens, other than Permitted
Liens and Liens disclosed in Schedule 2.14 annexed hereto, and its use complies in all material respects with all applicable Laws. All such tangible personal property has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it is presently used.

          2.15 Inventory, Accounts Receivable and Accounts Payable.

               (a) Schedule 2.15(a) annexed hereto sets forth an accurate and complete summary listing, by department, of all inventories of the Company and its Subsidiaries as of April 19, 2005. Except as disclosed in the notes to the
Audited Financial Statements or in Schedule 2.15(a) annexed hereto, all items included in the inventories of the Company and each Subsidiary are the property of the Company and each Subsidiary, respectively, other than items of inventories of the Company or any Subsidiary which have been sold in the ordinary course of business, free and clear of all Liens other than Permitted
Liens, have not been pledged as collateral, are not held by the Company or any
Subsidiary on consignment from others, are in compliance in all material respects with all Laws and conform in all material respects to all standards applicable to such inventory or its use or sale imposed by any Governmental or
Regulatory Authority. Neither the Company nor any Subsidiary has (i) any written consignment agreements except the Consignment Agreement among Yurman Design,
Inc., David Yurman Enterprises, LLC and the Company dated September 14, 2004 or
(ii) entered into any agreement, written or oral, with any consignment vendor granting to such vendor, or pursuant to which such

                                      -22-

vendor can claim, any Lien or interest in any Assets and Properties of the
Company or any Subsidiaries, other than the interest of such vendor in and to the consigned inventory thereof provided to the Company or any Subsidiary (and the proceeds thereof). The inventories of the Company and each Subsidiary have been acquired in the ordinary course of business, consistent with and in accordance with the Company's historic practice, and except as set forth on
Schedule 2.15(a), are of merchantable quality, and are usable and saleable in the ordinary course of business consistent with past practice, subject to any reserves for obsolescence or damage reflected on the Financial Statements of the
Company. Other than as set forth on Schedule 2.15(a), all of the inventories of the Company and its Subsidiaries are fairly reflected in the inventory accounts on the balance sheets included in the Financial Statements and are valued at lower of cost, on a moving average cost basis, adjusted for LIFO, or market, all in accordance with GAAP.

               (b) Schedule 2.15(b) annexed hereto sets forth (i) an accurate and complete summary listing, by department, of all consignment inventory and consignment vendors, together with the aggregate Liabilities of the Company or any Subsidiary with respect to such consignment inventory as of January 23, 2005 and (ii) all merchandise "on order" and related vendors, together with the aggregate Liabilities of the Company or any Subsidiary with respect to such "on order" items as of February 18, 2005.

               (c) The Company's and its Subsidiaries' accounts receivable which have arisen in connection with the Business and which are reflected in the
Financial Statements, or arising since the date thereof, are valid and genuine;
have arisen solely out of bona fide transactions entered into and, to the knowledge of the Company, the Subsidiaries and the Principal Stockholders, are,
except to the extent of the reserves therefor, if any, set forth in the
Financial Statements, collectible in the ordinary course of business consistent with past practice. The Company, the Subsidiaries and the Principal Stockholders
have no knowledge of any facts or circumstances generally or specifically (other than general economic conditions) which would result in the uncollectibility of any such receivables in excess of the reserves therefor, if any, set forth on the Financial Statements. There has not been any adverse change in the collectibility of any such receivables since the date of the Unaudited Financial
Statements. The allowance for collection losses on the Financial Statements has been determined in accordance with GAAP.

               (d) The accounts payable and accrued expenses of the Company and the Subsidiaries as of February 2005 are set forth in Schedule 2.15(d). All accounts payable of the Company and the Subsidiaries have arisen in the ordinary course of business.

          2.16 Intellectual Property Rights. Schedule 2.16 annexed hereto sets forth an accurate and complete list of all (i) registered trademarks and service marks, registrations, and applications for registration thereof (the "Scheduled
Marks"), (ii) internet domain name registrations and related applications (the
"Domain Names"), (iii) registered copyrights and related applications (the
"Copyrights"), and (iv) patents and patent applications ("Patents"), owned or used exclusively in connection with the Business. The Company and the
Subsidiaries (A) own, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to all of the Scheduled Marks, Domain
Names, Copyrights and Patents set forth in Schedule 2.16 of the Disclosure
Schedule, and (B) own free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to, or have a valid and enforceable license to use, all other

                                      -23-

Intellectual Property (including unregistered trademarks, service marks, logos and slogans) necessary for the operation of the Business (collectively, and together with other Intellectual Property owned or used by the Company or any of the Subsidiaries, the "Company Intellectual Property"). Each applied for or registered Scheduled Mark, Copyright, Domain Name and Patent listed in Schedule
2.16 is in the name of the Company or one of the Subsidiaries, as indicated on
Schedule 2.16, on the principal register of the United States Patent and
Trademark Office or the United States Copyright Office or any other applicable
Governmental or Regulatory Authority. Except as set forth in Schedule 2.16, to the knowledge of the Company, the Subsidiaries and the Principal Stockholders,
there is no infringement or misappropriation of, or other conflict with, any
Company Intellectual Property by any other Person. To the knowledge of the
Company, the Subsidiaries and the Principal Stockholders, the Company and the
Subsidiaries have not, and the use of the Company Intellectual Property and
continued operation of the Business will not, result in any infringement, misappropriation or other conflict with any Intellectual Property or other rights of another Person. To the knowledge of the Company, the Subsidiaries and the Principal Stockholders, there is no claim by any other Person threatened or asserted contesting the validity, enforceability, use or ownership of any
Company Intellectual Property. To the knowledge of the Company, the Subsidiaries and the Principal Stockholders, all of the Company Intellectual Property is
valid and enforceable. No loss or expiration of any Company Intellectual
Property material to the Business is threatened, pending or to their knowledge, reasonably foreseeable. Immediately following the Closing, the Company
Intellectual Property will be owned or available for use by the Company and the
Subsidiaries on terms and conditions identical to those under which the Company and the Subsidiaries owned or used the Company Intellectual Property prior to the Closing.

          2.17 Contracts.

               (a) Schedule 2.17(a) annexed hereto (with paragraph references corresponding to those set forth below) contains a true and complete list of each of the following Contracts or other arrangements (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been delivered to Purchaser prior to the execution of this
Agreement), to which the Company or any Subsidiary is a party or by which any of their respective Assets and Properties is bound:

                    (i) (A) all Contracts (excluding Company Employee Benefit
Plans) providing for a commitment of employment or consultation services for a specified or unspecified term or for any payment upon termination or separation of employment or consultation services, together with the name, position and rate of compensation of or payment to each Person party to such a Contract and the expiration date of each such Contract; (B) any written representations, commitments, promises, communications or courses of conduct involving an obligation of the Company or any Subsidiary to make payments (with or without notice, passage of time or both) to any Person in connection with, or as a consequence of, the transactions contemplated hereby or by the Operative
Agreements, other than with respect to salary or incentive compensation payments in the ordinary course of business consistent with past practice; and (C) any unwritten representations, commitments, promises, communications or courses of conduct involving an obligation of the Company or any Subsidiary to make payments in excess of $5,000 to any employee or $25,000 in the aggregate (with or without notice, passage

                                      -24-

of time or both) to any Person in connection with, or as a consequence of, the transactions contemplated hereby or by the Operative Agreements, other than with respect to salary or incentive compensation payments in the ordinary course of business consistent with past practice;

                    (ii) all Contracts with any Person containing any provision or covenant prohibiting or limiting the ability of the Company or any Subsidiary to engage in any business activity or compete with any Person or prohibiting or limiting the ability of any Person to compete with the Company or any Subsidiary or prohibiting or limiting disclosure of confidential or proprietary information;

                    (iii) all partnership, joint venture, shareholders' or other similar Contracts with any Person;

                    (iv) all Contracts relating to Indebtedness of or owing to the Company or any Subsidiary (including with respect to any advances or loans made by the Company or any Subsidiary);

                    (v) all Contracts with independent contractors,
distributors, suppliers, dealers, manufacturers' representatives, sales agencies or franchisees that involve the payment or potential payment, pursuant to the terms of any such Contract, by the Company or any Subsidiary of more than
$25,000;

                    (vi) all guarantees of any Indebtedness or other obligations of the Company, any Subsidiary or any third Person;

                    (vii) all Contracts relating to (A) the future disposition or acquisition of any Assets and Properties, other than dispositions or acquisitions in the ordinary course of business consistent with past practice and the provisions of this Agreement and the Operative Agreements, and (B) any
Fundamental Transaction that occurred during the last four (4) years;

                    (viii) all Contracts between or among the Company or any
Subsidiary, on the one hand, and any current or former officer, director, stockholder or Affiliate of the Company or any Subsidiary or any Affiliate of
any such officer, director, stockholder or Affiliate, including, without limitation, any Principal Stockholder (other than the Company or any
Subsidiary), on the other hand, other than contracts disclosed pursuant to
Section 2.17(a)(i);

                    (ix) all collective bargaining or similar labor Contracts;

                    (x) all Contracts that (A) limit or contain restrictions on the ability of the Company or any Subsidiary to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital stock, to incur Indebtedness, to incur or suffer to exist any Lien, to purchase or sell any Assets and Properties, to change the lines of business in which it participates or engages or to engage in any
Business Combination, (B) require the Company or any Subsidiary to maintain specified financial ratios or levels of net worth or other indicia of financial condition or (C) require the Company or any Subsidiary to maintain insurance in certain amounts or with certain coverages;

                                      -25-

                    (xi) all Contracts requiring the Company or any Subsidiary to indemnify or hold harmless any Person;

                    (xii) all Contracts relating to the Company's or any
Subsidiary's Contingent Obligations;

                    (xiii) all Contracts relating to Company Intellectual
Property;

                    (xiv) all Contracts which are not terminable at will by the
Company or any Subsidiary, as applicable, on not more than thirty (30) days'
notice without payment or penalty;

                    (xv) all other Contracts, including but not limited to
Contracts with customers, that involve the payment or potential payment, pursuant to the terms of any such Contract, by or to the Company or any
Subsidiary of more than $25,000 and all powers of attorney and comparable delegations of authority; and

                    (xvi) any Contracts not made, since April 1, 1998, in the
ordinary course of business consistent with past practice, it being further represented and warranted herein that, to the knowledge of the Company, any
Subsidiary and the Principal Stockholders, there are no other such Contracts entered into prior to such date which are in force and effect as of the date hereof.

               (b) Each Contract required to be disclosed in Schedule 2.17(a) is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of each party thereto. None of the
Company nor any Subsidiary nor, to the knowledge of the Company or any
Subsidiary or any Principal Stockholder, any other party to such Contract is, or has received notice that it is, in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract). None of the Company or any
Subsidiary has received notice that any party to the Contracts required to be disclosed in Schedule 2.17(a) has terminated or intends to terminate such
Contract. Except as disclosed in Schedule 2.17(b), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will require the consent or waiver of any party to any Contract listed in
Schedule 2.17(a).

          2.18 Licenses. Schedule 2.18 annexed hereto contains a true and complete list of all Licenses material to the business or operations of the
Company and the Subsidiaries, setting forth the owner/holder, the function and the expiration and renewal date of each. Prior to the execution of this
Agreement, the Company has delivered to Purchaser true and complete copies of all such Licenses. Except as disclosed in Schedule 2.18:

               (a) the Company and the Subsidiaries validly hold all Licenses that are material to their respective business or operations;

               (b) each License listed in Schedule 2.18 is valid, binding and in full force and effect; and

                                      -26-

               (c) neither the Company nor any Subsidiary is, or has received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any such License.

          2.19 Insurance. Schedule 2.19 annexed hereto contains a true and complete list (including the names and addresses of the agents, insurers, policyholders and each covered insured, the policy numbers and expiration dates thereof, the annual premiums and payment terms thereof (including whether coverages are on a claims made, occurrence or other basis and a description of how deductibles and ceilings are calculated and operate), the period of time covered thereby and a brief description of the interests insured thereby, and any retroactive premium adjustments or other loss-sharing arrangements) of all liability, property, workers' compensation, directors' and officers' liability and other insurance policies currently in effect that insure the business, operations or employees of the Company and the Subsidiaries or affect or relate to the ownership, use or operation of any of the Assets and Properties of the
Company or any Subsidiary and that (i) have been issued to the Company or any
Subsidiary or (ii) have been issued to any Person (other than the Company or any
Subsidiary) for the benefit of the Company or any Subsidiary, at any time commencing March 27, 1999. The insurance coverage provided by the policies described in clause (i) above will not terminate or lapse by reason of any of the transactions contemplated by this Agreement or the Operative Agreements.
Each policy listed in Schedule 2.19 (i) is legal, valid, binding, enforceable and in full force and effect and all premiums due thereunder have been paid when due and (ii) will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby. None of the Company or any Subsidiary nor, to the knowledge of the Company, the Subsidiaries and the Principal Stockholders,
any other party to such policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration under the policy.
None of the Company, any Subsidiary, or the Person to whom such policy has been issued has received any notice of cancellation or termination in respect of any such policy or is in default thereunder, and neither the Company nor any
Subsidiary knows of any reason or state of facts that could lead to the cancellation of such policies. The insurance policies listed in Schedule 2.19
(i) in light of the business, operations and Assets and Properties of the
Company and the Subsidiaries are in amounts and have coverages that are reasonable and consistent with Company's past practice and (ii) are in amounts and have coverages as required by any Contract to which the Company or any
Subsidiary is a party. Schedule 2.19 provides a loss (both insured and uninsured) and claims history under such policies for the last four (4) years and describes any self-insurance arrangements affecting the Company or any
Subsidiary. None of the Company or any Subsidiary has received notice that any insurer under any policy referred to in this Section 2.20 is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.

          2.20 Affiliate Transactions; Intercompany Matters.

               (a) Except as disclosed in Schedule 2.20(a)(i) annexed hereto, there are no Liabilities between the Company or any Subsidiary, on the one hand, and any current or former officer, director, stockholder, employee or Affiliate
(other than the Company and the Subsidiaries) of the Company or any Subsidiary
or any Affiliate of any such officer, director,

                                      -27-

stockholder, employee or Affiliate, including any Seller, on the other, all credit cards of any current or former officer, director, stockholder, employee or Affiliate issued in the name of the Company or any Subsidiary and the maximum credit limits thereof are set forth on Schedule 2.20(a)(ii), (iii) all credit cards of any officer, director, stockholder, employee or Affiliate not listed on
Schedule 2.20(a)(ii) have been returned to the Company and there are no outstanding balances owing with respect to such credit cards and (iv) neither the Company nor any Subsidiary provided or caused to be provided any assets, services or facilities or has made any loan or advance to any such current or former officer, director, stockholder, employee or Affiliate.

               (b) Except as disclosed in Schedule 2.20(b) annexed hereto, each of the Liabilities and transactions listed in Schedule 2.20(a)(i) and Schedule
2.20(a)(ii) was incurred or engaged in, as the case may be, on an arm's-length basis on competitive terms.

               (c) Except as disclosed in Schedule 2.20(a)(i) annexed hereto, no
Stockholder nor any of their respective Affiliates (other than the Company and its Subsidiaries), as the case may be, has any interest of any nature in (i) any of the Assets and Properties used for or related to the business or operations of the Company or any of the Subsidiaries or (ii) any competitor or supplier of the Company or any of the Subsidiaries.

               (d) Except as disclosed in the Financial Statements with respect to intercompany account balances used to maintain the financial integrity of each corporation but which do not represent an anticipated payment or receipt by any such corporation, or as disclosed in Schedule 2.20(d), there are no intercompany transactions between the Company, on the one hand, and any
Subsidiary, on the other hand.

          2.21 Employees; Labor Relations.

               (a) The Company and each of its Subsidiaries is, and has at all times during the last five (5) years, been in compliance with all applicable laws regarding payment of wages, salaries, bonuses, profit sharing or other extraordinary compensation amounts, pensions, or contributions under any Company
Employee Benefit Plan or under any labor or employment Contracts, including, without limitation, the Fair Labor Standards Act, as amended (the "FLS Act") and the provisions of the FLS Act relating to the payment of minimum and overtime wages as the same may become due from time to time. The Company is in compliance in all material respects with its obligations, if any, pursuant to the Worker
Adjustment and Retraining Notification Act of 1988 the "WARN Act") and all other obligations arising under any other Law relating to the termination of employees. Schedule 2.21(a) contains a true and complete list of all payment obligations of the Company or any Subsidiary under any severance, separation or similar Contracts. Schedule 2.21(a) annexed hereto contains a true and complete list of the names, titles, whether full-time or part-time, Store or office locations, and current salary for all personnel employed by, for or in respect of the Company and any Subsidiary ("Employees"). Complete and correct copies of all personnel files in respect of the Employees have been provided to Purchaser for its inspection prior to the date hereof, and complete and correct copies of all personnel files, including a list of the current year's taxable wages for each Employee, Employee employment applications and I-9 forms, shall be provided to Purchaser at Closing.

                                      -28-

               (b) Set forth in Schedule 2.21(b) is a true and complete
statement of the aggregate amount of accrued and unpaid vacation pay and other compensated absences such as personal leave or other benefits as of the Closing
Date for all employees of the Company and any Subsidiary and any such amounts for the periods so presented are set forth in the statements of operations contained in the Financial Statements.

               (c) Except as set forth in Schedule 2.21(c), there is no, and during the past two (2) years there has been no, (i) labor strike, picketing, labor union dispute, employee slow-down or work stoppage, union organization effort or labor union grievance filing or proceeding, or other labor difficulty actually pending or, to the knowledge of the Company, the Subsidiaries and the
Principal Stockholders, threatened against or involving the Company, any
Subsidiary or any Principal Stockholder, (ii) unfair labor practice complaint pending or, to the knowledge of the Company, any Subsidiary or any Seller, threatened against the Company or any Subsidiary before the National Labor
Relations Board, (iii) workers compensation claim or action against or involving the Company or any Subsidiary or (iv) United States Equal Employment Opportunity
Commission, or similar agency, claim or action against or involving the Company or any Subsidiary. Except as set forth in Schedule 2.21(c), neither the Company nor any Subsidiary is a party to any collective bargaining agreement and no such agreement determines the terms and conditions of the employment of any employee of the Company or any Subsidiary. No collective bargaining agent has been certified as a representative of any of the employees of the Company or any
Subsidiary and, to the knowledge of the Company, the Subsidiaries and the
Principal Stockholders, no representation campaign or election is now in progress with respect to any such employees of the Company or any Subsidiary.
The Company has not taken and shall not take any action which could be reasonably expected to result in a "plant closing" or "mass layoff" (as those terms are defined in the WARN Act) with respect to the operations or business of the Company or any Subsidiary prior to the Closing Date. Neither the Company nor any Subsidiary has been informed by any of the Employees that such Employee intends to terminate his or her employment with the Company or any Subsidiary prior to the Closing or would not be willing to work for the Company thereafter.
Neither the Company nor any Subsidiary has engaged in any labor or employment practice which could reasonably be expected to have a Seller Material Adverse
Effect. The Company shall timely provide to all Employees a Form W-2 wage and tax statement, and such other documents as may be required by applicable tax authorities, for the applicable period ending on the Closing Date.

               (d) The Company and each Subsidiary has since March 27, 1999, properly classified its employees as employees and its independent contractors as independent contractors, as applicable. There is no action, suit or investigation pending, or to the knowledge of the Company, any Subsidiary or any
Principal Stockholder, threatened against the Company or any Subsidiary by any person challenging or questioning the classification by the Company or any
Subsidiary of any person as an independent contractor, including any claim for unpaid benefits, for or on behalf of, any such persons.

               (e) Since March 27, 1999, the Company and each Subsidiary has at all times properly classified each of its employees as exempt and non-exempt under applicable federal and state wage and hour laws. There is no action, suit or investigation pending, or to the knowledge of the Company, any Subsidiary or any Principal Stockholder, threatened against the Company or any Subsidiary by any person challenging or questioning the classification by the

                                      -29-

Company or any Subsidiary of any employee as exempt or non-exempt, including any claim for unpaid benefits, for or on behalf of, any such employees.

          2.22 Employee Benefit Plans; ERISA.

               (a) Schedule 2.22(a) annexed hereto contains an accurate and complete list and description of all of the (i) Employee Benefit Plans which the
Company or any ERISA Affiliate sponsors, maintains or contributes to, is required to contribute to, or has or could reasonably be expected to have any liability of any nature with respect to, whether known or unknown, direct or indirect, fixed or contingent, for the benefit of present or former employees of the Company and/or its ERISA Affiliates (referred to collectively as the
"Company's Employee Benefit Plans" and individually as a "Company's Employee
Benefit Plan"), (ii) all employees employed by the Company affected or covered by an Employee Benefit Plan, (iii) all Obligations thereunder as of the Closing
Date, and (iv) all ERISA Affiliates. Accurate and complete copies of all of the
Company's Employee Benefit Plans have been provided to Purchaser as well as the most recent determination letter issued, if any, or if none, IRS opinion or advisory letter issued with respect to a Company's Employee Benefit Plan that is intended to be a qualified plan within the meaning of Section 401(a) of the
Code, all pending applications for rulings, determination letters, opinions, no action letters and similar documents filed with any governmental agency
(including the Department of Labor and the IRS), summary plan descriptions, service agreements, stop loss insurance policies, and all related contracts and documents (including employee summaries and material employee communications), all closing letters, audit finding letters, revenue agent findings and similar documents. None of the Company's Employee Benefit Plans is subject to Title IV of ERISA or Section 412 of the Code and none of the Company's Employee Benefit
Plans are defined benefit plans as defined by the Code and ERISA. None of the
Company's Employee Benefit Plans is a Multiple Employer Plan or Multiemployer
Plan under Sections 413(c) or 414(f) of the Code. No employer, other than the
Company or an ERISA Affiliate, is permitted to participate or participates in the Company's Employee Benefit Plans and no leased employees (as defined in
Section 414(n) of the Code) or independent contractors are eligible for, or participate in, the Company's Employee Benefit Plans. None of the Company's
Employee Benefit Plans promises or provides health, life or other welfare benefits to retirees or former employees, or severance benefits, except as required by Section 4980B of the Code, Sections 601 through 609 of ERISA, or comparable state statutes which provide for continuing health care coverage. All references to the Company in this Section 2.22 shall be deemed to include all
Subsidiaries of the Company.

               (b) Except as set forth on Schedule 2.22(b) annexed hereto, neither the Company nor any ERISA Affiliate has (i) established, sponsored, maintained or contributed to (or has or had the obligation to contribute to) any
Employee Benefit Plan, (ii) proposed any Employee Benefit Plan which it plans to establish, sponsor, maintain or to which it will be required to contribute, or
(iii) proposed any changes to any of the Company's Employee Benefit Plans now in
effect. Except as set forth on Schedule 2.22(b), each of the Company's Employee
Benefit Plans that provides a self-insured health benefit is subject to a stop-loss insurance policy in which Company is an insured party and no facts exist which could form the basis for any denial of coverage under such policy.

                                      -30-

               (c) With respect to the Company's Employee Benefit Plans, the
Company and each ERISA Affiliate will have made, on or before the Closing Date, all payments required to be made by them on or before the Closing Date and will have accrued (in accordance with GAAP) as of the Closing Date all payments due but not yet payable as of the Closing Date.

               (d) The Company has delivered to Purchaser an accurate and complete copy of the most current Form 5500 and any other form or filing required to be submitted to any governmental agency with regard to each of the
Company's Employee Benefit Plans and the most current actuarial report, if any, with regard to each of the Company's Employee Benefit Plans and such forms are included in Schedule 2.22(d).

               (e) To the Company's knowledge, all of the Company's Employee
Benefit Plans are, and have been, operated in compliance with their provisions and with all applicable Laws including ERISA and the Code and the regulations and rulings thereunder. With respect to each of the Company's Employee Benefit
Plans that is intended to be qualified under Section 401(a), each such plan has been determined by the IRS to be so qualified as to form, and each trust forming a part thereof has been determined by the IRS to be exempt from tax pursuant to
Section 501(a) of the Code. The Company, its ERISA Affiliates, and all
fiduciaries of the Company's Employee Benefit Plans have complied with the provisions of the Company's Employee Benefit Plans and with all applicable Laws including ERISA and the Code and the regulations and rulings thereunder. There has been no termination or partial termination (including any termination or partial termination attributable to this transaction) of any of the Company's
Employee Benefit Plans. To the Company's knowledge, neither the Company nor any
ERISA Affiliate has incurred, nor will incur, any Tax liability or civil penalty, damages, or other liabilities arising under Section 502 of ERISA, resulting from any of the Company's Employee Benefit Plans, with respect to any matter arising on or before the Closing Date.

               (f) Neither the execution and delivery of this Agreement or the
Operative Agreements to which the Company is a party nor the consummation of the transactions contemplated hereby or thereby will (i) result in any payment
(including any severance, unemployment compensation or golden parachute payment)
becoming due from the Company or any ERISA Affiliate under any of the Company's
Employee Benefit Plans, (ii) increase any benefits otherwise payable under any of the Company's Employee Benefit Plans, or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any extent.

               (g) There are no pending actions, claims or lawsuits that have been asserted or instituted against any of the Company's Employee Benefit Plans, the assets of any of the trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any such plan (other than routine benefit claims), and, to the knowledge of the Company, the Subsidiaries and the Sellers, there are no facts which could form the basis for any such action, claim or lawsuit. There are no investigations or audits by any Governmental or Regulatory
Authority of any of the Company's Employee Benefit Plans, any trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any such plan that have been instituted or threatened and, to the knowledge of the
Company, the Subsidiaries and the Principal Stockholders, there are no facts which could form the basis for any such investigation or audit.

                                      -31-

               (h) The Company and/or its ERISA Affiliates can terminate each of the Company's Employee Benefit Plans without further liability to the Company and/or its ERISA Affiliates. No action or omission of the Company, or any ERISA
Affiliate, or any director, officer, employee or agent thereof in any way restricts, impairs or prohibits the Company or any ERISA Affiliate, or any successor, from amending, merging, or terminating any of the Company's Employee
Benefit Plans in accordance with the express terms of any such plan and applicable Law.

          2.23 Environmental Matters.

               (a) The Company and the Subsidiaries have obtained and hold all necessary Environmental Permits.

               (b) The Company and the Subsidiaries have been and are in
material compliance with all terms, conditions and provisions of all applicable
(i) Environmental Permits and (ii) Environmental Laws.

               (c) There are no past, pending, or (to the knowledge of the
Company, any Subsidiary or any Principal Stockholder) threatened Environmental
Claims against the Company or any Subsidiary, and neither the Company nor any
Subsidiary is aware of any unasserted Environmental Claim against the Company or any Subsidiary or any facts or circumstances which could reasonably be expected to form the basis for any Environmental Claim against the Company or any
Subsidiary with respect to any property or facility previously or currently owned or operated by the Company or any Subsidiary.

               (d) Neither the Company nor any Subsidiary has caused or
permitted any releases of Hazardous Materials (and to the knowledge of the
Company, any Subsidiary and the Principal Stockholders, no releases of Hazardous
Materials have occurred) at, from, in, to, on or under any property or facility previously or currently owned or operated by the Company or any Subsidiary, including, to the knowledge of the Company, any Subsidiary and the Principal
Stockholders, the Leased Real Property, during the period of occupancy of same by the Company and any Subsidiary, and to the knowledge of the Company, any
Subsidiary and the Principal Stockholders no Hazardous Materials are present in, on, about or migrating to or from any site that could give rise to an
Environmental Claim against the Company or any Subsidiary, including any site previously or currently owned or operated by the Company or any Subsidiary or any entity previously owned by the Company or any Subsidiary.

               (e) To the knowledge of the Company, any Subsidiary and the
Principal Stockholders, neither the Company, any Subsidiary, any predecessor of the Company or any Subsidiary, nor any entity previously owned by the Company or any Subsidiary, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any location other than a property or facility owned or operated by the Company or any
Subsidiary (including any Leased Real Property) which could result in an
Environmental Claim against the Company or any Subsidiary.

               (f) Except as set forth in Schedule 2.23(f) annexed hereto, none of the following exist at the Owned Real Property (and, with respect to Leased
Real Property, to the

                                      -32-

knowledge of the Company, any Subsidiary and the Principal Stockholders, none of the following exist within, or are used by the Company or any Subsidiary in connection with the operation of, the demised premises thereof during the period of occupancy of same by the Company or any Subsidiary): (i) underground storage tanks, active or abandoned, (ii) asbestos-containing material in any form or condition, (iii) polychlorinated biphenyl containing equipment, or (iv)
landfills, surface impoundments, or disposal areas.

          2.24 Title to Assets; Sufficiency of Assets. The Company and the
Subsidiaries have good and marketable title to, or a valid leasehold interest in, the Assets and Properties used by them in the conduct of the Business, located on their premises or shown in the March 27, 2004 audited consolidated balance sheet of the Company or acquired after the date thereof, free and clear of all Liens, except for Permitted Liens and except for Assets and Properties disposed of in the ordinary course of business since March 27, 2004 and in accordance with the terms and conditions hereof. Such Assets and Properties constitute all of the Assets and Properties necessary for the Company and the
Subsidiaries to carry on the Business as currently conducted.

          2.25 Substantial Suppliers. Schedule 2.25 annexed hereto lists the ten
(10) largest suppliers of the Company and the Subsidiaries on the basis of cost of goods or services purchased for each of the 2003, 2002 and 2001 fiscal years and the period from March 27, 2004 through February 26, 2005. Except as disclosed in Schedule 2.25, to the knowledge of the Company, any Subsidiary and any Principal Stockholder, no such supplier (i) is threatened with bankruptcy or insolvency, or (ii) has indicated it will cease, or has threatened to cease, to conduct business with the Company or has indicated it will conduct, or threatened to conduct, business with the Company on terms materially different than existed in past practice, as a result of the transactions contemplated hereby. Schedule 2.25 sets forth all current disputed balances involving amounts in excess of $25,000 and the nature of each dispute with any of the vendors
(memo and asset) utilized by the Company or any Subsidiary.

          2.26 Accounts Receivable. Except as set forth in Schedule 2.26 annexed hereto, the accounts and notes receivable of the Company and the Subsidiaries reflected on the balance sheets included in the Financial Statements, and all accounts and notes receivable arising subsequent to March 27, 2004 (i) arose from bona fide sales transactions in the ordinary course of business consistent with past practice and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, (iii) are not subject to any valid set-off or counterclaim, (iv) did not arise out of sales of goods on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement, and (v) are not the subject of any Actions or
Proceedings brought by or on behalf of the Company or any Subsidiary. Schedule
2.26 contains a true and complete list of all accounts receivable as of January
22, 2005, which list sets forth (a) the aging of each such account receivable,
(b) a description of any security arrangements and collateral securing the repayment or other satisfaction of receivables of the Company or any Subsidiary and (c) a description of each such account arising since January 1, 2004 as to which the Company or any Subsidiary granted credit in overriding the denial of credit therefor by the third party credit provider for the Business. Schedule
2.26 sets forth a summary description of (x) any "club plan" or similar deferred sales plans, (y) any lay-a-way plans or similar arrangements with

                                      -33-

respect to the Business, or (z) any diamond trade-up policy, which reflect the only such plans or policies of the Company or the Subsidiaries.

          2.27 Other Negotiations; Brokers. (a) Except as set forth in Schedule
2.27 annexed hereto, neither the Company, nor any Subsidiary, nor any Principal
Stockholder of the Company or any Subsidiary, nor any of their respective
Affiliates (nor any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of the Company, any
Subsidiary, any stockholder or any such Affiliate) has entered into any agreement or had any discussions with any third party regarding any transaction involving the Company or any Subsidiary which could result in the Company, any
Subsidiary, Purchaser or its stockholders or any general partner, limited partner, officer, director, employee, agent or Affiliate of any of them being subject to any claim for liability to said third party as a result of entering into this Agreement or the Operative Agreements or consummating the transactions contemplated hereby or thereby. Except as set forth in Schedule 2.27, no agent, broker, finder, investment banker, financial advisor or other similar Person will be entitled to any fee, commission or other compensation in connection with the transactions contemplated by this Agreement or the Operative Agreements on the basis of any act or statement made by the Company, any Subsidiary, any
Principal Stockholder, any of their respective Affiliates, or any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of the Company, any Subsidiary, any Principal
Stockholder or any such Affiliate.

          2.28 Bank and Brokerage Accounts; Investment Assets. Schedule 2.28
annexed hereto sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company or any Subsidiary has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship; and (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar
Representatives of the Company or any Subsidiary having signatory power with respect thereto.

          2.29 Systems and Software. The Company and its Subsidiaries own or
have the right to use pursuant to lease, license, sublicense, agreement, or permission all computer hardware, software and information systems necessary for the operation of the Business (collectively, "Systems"), including, without limitation, Systems installed in the Stores and Systems located outside of the
Store premises for purposes of remote access or other operational uses. Each
System owned or used by the Company or any of its Subsidiaries immediately prior to the Closing Date will be owned or available for use by the Purchaser (through the Company and it Subsidiaries) on identical terms and conditions immediately subsequent to the Closing Date. With respect to each System owned by a third party and used by the Company or any of the Subsidiaries pursuant to lease, license, sublicense, agreement or permission, each of which is set forth on
Schedule 2.29 annexed hereto (except such Schedule does not list any commercially available software programs purchased by the Company or a
Subsidiary at a cost of less than $500): (a) the lease, license, sublicense, agreement or permission covering the System is legal, valid, binding, enforceable, and in full force and effect; (b) the lease, license, sublicense, agreement or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing Date; (c)
to the Company's, each

                                      -34-

Subsidiary's and each Principal Stockholder's knowledge, no party (including the
Company and each Subsidiary) to any such lease, license, sublicense, agreement or permission is in material breach or default, and to the knowledge of the
Company, any Subsidiaries and the Principal Stockholders, no event has occurred which with notice or lapse of time would constitute a material breach or default, and permit termination, modification or acceleration thereunder; (d) no party to any such lease, license, sublicense, agreement or permission has repudiated, or threatened to repudiate, any provision thereof; (e) neither the
Company nor any of its Subsidiaries has granted any sublicense, sublease or similar right with respect to any such lease, license, sublicense, agreement or permission; and (f) to the knowledge of the Company, any Subsidiaries and the
Principal Stockholders, the Company's and each of its Subsidiaries' use and continued use of such Systems does not and will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any intellectual property rights of third parties as a result of the continued operation of the
Business.

          2.30 Warranties. Except as set forth in Schedule 2.30 annexed hereto, the Company has made no warranties or guaranties relating to merchandise sold by or through the Business other than as provided by a third party vendor of products sold by the Business or as may be implied by law.

          2.31 Advertising. The Company has heretofore furnished to Purchaser true and complete information with respect to (i) the Company's anticipated advertising budget plans for the twelve month period commencing on or about the date hereof (including details regarding co-op advertising), and (ii) the
Company's gross and net advertising expense summaries for the current year and the two preceding fiscal years, expressed as a percentage of the Company's annual sales for such periods.

          2.32 Capital Expenditure Commitments. Set forth on Schedule 2.32 annexed hereto is a list and summary of (i) all expenditures and other costs incurred or as to which commitments have been made prior to the date hereof and to be paid after the date hereof for the acquisition, maintenance, renovation or repair of fixed or capital assets of the Company and its Subsidiaries and (ii)
all expenditures and other costs which the Company reasonably believes may be required to be incurred after the date hereof for the acquisition, maintenance, renovation or repair of fixed or capital assets in connection with the operation of the Business for the 2005 fiscal year. The Company has made available to
Purchaser true and complete copies of all related plans, drawings and expense agreements (if any) in respect thereof. Schedule 2.32 annexed hereto also includes a list and summary of all items of fixed or capital assets for which amounts are included in the Books and Records but as to which the Company and its Subsidiaries have not paid another third party.

          2.33 Revolving Credit Facility. As of the date hereof, the outstanding payoff balance under the Revolving Credit Facility is $20,172,304.26 and no other amounts are presently due or owing thereunder. No amounts other than the then-outstanding payoff balance will be due and owing under the Revolving Credit
Facility, including without any limitation any early termination fees thereunder. Termination of the Revolving Credit Facility will trigger the
Company's obligation to pay an early termination fee for its ISDA mark to market derivative due October 2007 in the amount of $77,440.

                                      -35-

          2.34 Updates. From the date hereof, until the Closing, the Company shall promptly notify the Purchaser by written update to its representations and warranties contained herein (including the Disclosure Schedules hereto) of any matter occurring after the date hereof (or if a particular representation is qualified as of a certain date, such date) which, if existing or occurring on the date hereof would have been required to be set forth on a Disclosure
Schedule to this Agreement or which would render inaccurate any of the representations, warranties or statements of the Company or Principal
Stockholders set forth in this Agreement (each, a "Supplement"). Upon
Purchaser's receipt of such Supplement, such representations and warranties shall be deemed to be automatically updated as set forth therein; provided, however, that no Supplement provided pursuant to this Section 2.35 shall be deemed to cure any breach of any representation, warranty or covenant in this
Agreement existing as of the date hereof.

          2.35 Diligence Materials. Each of the Company, the Subsidiaries and
the Principal Stockholders has in good faith responded to, and provided to
Purchaser all documents and information requested in, the due diligence requests provided to the Company on October 15, 2004 and November 11, 2004, as such requests have been amended or supplemented from time to time.

          2.36 Disclosure. No warranty, representation or covenant of the
Company or the Principal Stockholders contained in this Agreement, or in any
Exhibit, Schedule, certificate or written statement delivered in connection herewith, contains or shall contain any untrue statement of a material fact nor shall such warranties, representations and covenants omit any fact necessary in order to make any such statements, in light of the circumstances in which they were made, not false or misleading. Without limiting the generality of the foregoing, none of the Company, any Subsidiary or any Principal Stockholder has
any knowledge that any third party intends to cease doing business with the
Company in the same manner and to the same extent as presently being done.

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF
                      PURCHASER AND ACQUISITION SUBSIDIARY

          Knowing that the Company and the Principal Stockholders are relying thereon, Purchaser and Acquisition Subsidiary each makes the following representations and warranties to the Company and each of the Principal
Stockholders:

          3.01 Organization and Qualification. Each of Purchaser and Acquisition
Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Purchaser and
Acquisition Subsidiary is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the validity or enforceability of this Agreement or the Operative Agreements to which it is a party or on the

                                      -36-

ability of Purchaser and Acquisition Subsidiary to perform its obligations hereunder or thereunder.

          3.02 Authority Relative to this Agreement and the Operative
Agreements. Each of Purchaser and Acquisition Subsidiary has full corporate power and authority to enter into this Agreement and the Operative Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Operative Agreements to which it is a party by Purchaser and Acquisition Subsidiary and the consummation by
Purchaser and Acquisition Subsidiary of the transactions contemplated hereby and thereby have been duly and validly approved by its board of directors and no other corporate proceedings on the part of Purchaser and Acquisition Subsidiary are necessary to authorize the execution, delivery and performance of this
Agreement and the Operative Agreements to which it is a party by Purchaser and
Acquisition Subsidiary and the consummation by Purchaser and Acquisition
Subsidiary of the transactions contemplated hereby and thereby. This Agreement and the Operative Agreements to which it is a party have been duly and validly executed and delivered by Purchaser and Acquisition Subsidiary and constitute legal, valid and binding obligations of Purchaser and Acquisition Subsidiary enforceable against Purchaser and Acquisition Subsidiary in accordance with their respective terms except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity.

          3.03 No Conflicts. The execution and delivery by Purchaser and
Acquisition Subsidiary of this Agreement do not, and the execution and delivery by Purchaser and Acquisition Subsidiary of the Operative Agreements to which it is a party, the performance by Purchaser and Acquisition Subsidiary of its obligations under this Agreement and such Operative Agreements and the consummation of the transactions contemplated hereby and thereby did not, do not and will not:

                    (i) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or bylaws of Purchaser and Acquisition Subsidiary;

                    (ii) conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Purchaser and Acquisition
Subsidiary or its respective Assets and Properties; or

                    (iii) (a) conflict with or result in a violation or breach of, (b) constitute (with or without notice or lapse of time or both) a default under, or (c) unless already obtained, require Purchaser and Acquisition
Subsidiary to obtain any consent, approval or action of, make any filing with or give any notice (other than filings, if any, with the Securities and Exchange
Commission and Nasdaq) to any Person as a result or under the terms of any
Contract or License to which Purchaser and Acquisition Subsidiary is a party or by which its respective Assets and Properties are bound, the effect of which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the ability of the Purchaser and Acquisition
Subsidiary to consummate the transactions contemplated by this Agreement.

                                      -37-

          3.04 Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser and Acquisition Subsidiary is required in connection with the execution, delivery and performance of this Agreement or the Operative
Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby.

          3.05 Legal Proceedings. There are no Actions or Proceedings pending or, to the knowledge of Purchaser and Acquisition Subsidiary, threatened against, relating to or affecting Purchaser and Acquisition Subsidiary or any of its Assets and Properties which (i) could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this
Agreement or any of the Operative Agreements or (ii) could reasonably be expected, individually or in the aggregate with other such Actions or
Proceedings, to have a Purchaser Material Adverse Effect.

          3.06 Brokers. Except for Davenport & Company LLC, no agent, broker, finder, investment banker, financial advisor or other similar Person will be entitled to any fee, commission or other compensation in connection with any of the transactions contemplated by this Agreement or the Operative Agreements on the basis of any act or statement made by Purchaser and Acquisition Subsidiary.

          3.07 Availability of Funds. The Purchaser has funds available to it sufficient to pay the Merger Consideration and to perform all of Purchaser's and
Acquisition Subsidiary's obligations pursuant to, and to consummate the transactions contemplated by, this Agreement and each of the Operative
Agreements.

          3.08 Purchaser's Certificate Regarding Knowledge. Purchaser has, at or
prior to Closing, certified in good faith that it has disclosed to the Company all breaches of any representations, warranties or covenants made pursuant to this Agreement by the Company, any Subsidiary or any Principal Stockholder, of
which Purchaser has actual knowledge as a result of its due diligence or otherwise.

                                   ARTICLE IV

                        CERTAIN AGREEMENTS OF THE PARTIES

          4.01 Conduct of Business Prior to the Closing. Between the date hereof and the Effective Time, the Company will, and will cause each Subsidiary to, and each Principal Stockholder will cause the Company and each Subsidiary to:

               (a) conduct its business in the ordinary course, consistent with past practices, and use commercially reasonable efforts to collect any
Indebtedness owed to it by any Stockholder, Stockholder's Affiliate, director, officer, employee or agent of the Company; provided, however, that Purchaser may offset from the Merger Consideration payable to any Principal Stockholder any sums not so collected as of the Closing Date;

               (b) without making any commitment on Purchaser's behalf, use all reasonable efforts (i) to preserve substantially intact the business organization of the Company

                                      -38-

and each Subsidiary; (ii) keep available to Purchaser the services of the employees of the Company and each Subsidiary; and (iii) preserve the current relationships of the Company and each Subsidiary with its customers, suppliers and other persons with which the Company or such Subsidiary has significant business relationships;

               (c) maintain its Books and Records in the usual, regular and ordinary manner consistent with past practices; use all reasonable efforts to continue in full force and effect the policies of insurance listed in Schedule
2.19 or comparable substitute policies and will promptly notify Purchaser of any cancellation or non-renewal of such insurance for which comparable substitute policies have not been obtained; and use all reasonable efforts to maintain all of the Company's and each Subsidiary's Assets and Properties in good repair, working order and operating condition (subject only to ordinary wear and tear);

               (d) maintain an inventory mix (by merchandise category/class, vendor and vendor style classifications, portion deemed "clearance" merchandise, and allocation of merchandise among the Stores) in accordance with the ordinary course of business consistent with past practice on a year-to-year basis and on a season-to-season basis;

               (e) (i) comply with all material applicable Laws, (ii) file all foreign, federal, state and local Tax Returns required to be filed and make timely payments of applicable Taxes when due (taking into account any duly obtained extensions); and (iii) take all reasonable actions necessary to be in compliance with, and to maintain the effectiveness of, all material Licenses;
and

               (f) secure the prior written consent of Purchaser, prior to engaging in any practice or otherwise enter into any transaction of the type described in Section 2.08.

          4.02 Access to Information. From the date hereof until the Effective
Time, upon reasonable notice, the Company, its Subsidiaries and their respective officers, directors, employees and agents and Representatives shall (i) afford the officers, employees and authorized agents and Representatives of Purchaser reasonable access, during normal business hours, to the offices, properties,
Books and Records of the Company and its Subsidiaries and to the Company's and
each Subsidiary's officers, employees, agents, accountants and actuaries, and
(ii) furnish to the officers, employees and authorized agents and
Representatives of the Purchaser such additional financial and operating data and other information regarding the assets, properties, goodwill and business of the Company and its Subsidiaries as Purchaser may from time to time reasonably request; provided, however, that any investigation under this Section 4.02 shall not unreasonably interfere with the business or operations of the Company.
Without limiting the foregoing, the Company shall, and shall cause each
Subsidiary to and the Principal Stockholders shall, and shall cause the Company and the Subsidiaries to, permit Purchaser to have a Representative present at the Company's head office at all times during normal business hours to observe the operation of the Business, including decisions relating to purchase orders, audit letters, markdowns and inventory levels and shall permit Purchaser to have a Representative present at each of the Stores at agreed upon reasonable times;
provided, that Purchaser's Representative shall not unreasonably interfere with the business and operations of the Company. Subject to the provisions of Section
6.01 hereof, no investigation or access to information pursuant to this Section
4.02 shall affect any representation or warranty made by the

                                      -39-

Company or the Principal Stockholders to Purchaser hereunder or otherwise affect the rights and remedies available to Purchaser hereunder.

          4.03 Licenses; Consents.

               (a) Each of the Company, the Subsidiaries and the Principal
Stockholders shall use their best efforts in good faith to obtain any Licenses that are necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement, and will cooperate fully with the other parties in promptly seeking to obtain all such Licenses, provided that a failure to secure any such License which is not material to the Business shall not be a breach of the obligations contained in this Section 4.03(a).

               (b) The Company shall, and shall cause each Subsidiary to (a)
take all necessary or desirable steps and proceed diligently and in good faith and use its best efforts, as promptly as practicable, to obtain all Licenses, consents, approvals or actions of, to make all filings with and to give all notices to, Governmental or Regulatory Authorities or any other Person required of each Principal Stockholder, the Company or any Subsidiary to consummate the transactions contemplated hereby and by the Operative Agreements and those described in Schedules 2.02 and 2.05, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as Purchaser or such Governmental or Regulatory Authorities or other Persons may reasonably request and (c) cooperate with Purchaser as promptly as practicable in obtaining all Licenses, consents, approvals or actions of, making all filings with and giving all notices to, Governmental or Regulatory Authorities or other
Persons required of Purchaser to consummate the transactions contemplated hereby or by the Operative Agreements. The Stockholders' Agent shall provide prompt notification to Purchaser when any such Licenses, consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Purchaser of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement or any of the Operative
Agreements.

          4.04 Confidentiality, Press Release.

               (a) Purchaser, on the one hand, and the Company and each
Principal Stockholder, on the other hand, will hold in strict confidence from any Person (other than any Representative of Purchaser or the Company), unless
(i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this
Agreement and the transactions contemplated hereby of Governmental or Regulatory
Authorities) or by other requirements of Law or (ii) disclosed in an Action or
Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder or any other Action or Proceeding commenced in connection herewith, all documents and information concerning the other party hereto or any of its Affiliates furnished to it by or on behalf of the other party in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information,
(b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or
(c) later acquired by the receiving party from another

                                      -40-

source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential.

               (b) No additional press releases relating to this Agreement, or the transactions contemplated hereby, or additional announcements to the employees, customers or suppliers of the Company or the Subsidiaries, or to any other third person or entity, shall be issued or made without the written approval of each of the Purchaser and the Company, in each case such approval not to be unreasonably withheld.

          4.05 No Solicitation of Offers, Etc.

               (a) Prior to the termination of this Agreement in accordance with its terms, the Principal Stockholders and their Affiliates, including the
Company, shall not, nor shall they authorize or permit any officer, director, employee, financial advisor, attorney, accountant or other Representative of or
Person retained by them to, directly or indirectly, take any action to knowingly solicit, encourage or facilitate any action that might lead to, or accept any offers, initiate or participate in negotiations or discussions with, or provide any non-public information to, or enter into any letter of intent, preliminary agreement or definitive agreement with any Person with respect to, any possible
Fundamental Transaction. In addition to the notification obligations set forth in Sections 2.34 and 4.06, the Company and the Principal Stockholders shall provide Purchaser with the terms of (including the identity of the Person making) any such proposal or offer, and a copy of any written document relating thereto. The Principal Stockholders and the Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will not vote in favor of any such Fundamental Transaction.

               (b) The Company and each of the Principal Stockholders
acknowledge and agree that a violation by it of Section 4.05(a) will cause irreparable damage to Purchaser. Accordingly, each of the Principal Stockholders and the Company agrees that, in the event of a breach of Section 4.05(a), and assuming that Purchaser is not in material breach of this Agreement, Purchaser shall be entitled to a temporary, permanent or mandatory injunction or restraining order to prevent breaches of Section 4.05(a) and to specifically enforce the terms and provisions thereof without the need to post any security or bond, such rights to be cumulative and in addition to whatever other remedies at law or in equity or otherwise the Purchaser may have pursuant to this
Agreement.

          4.06 Notice of Certain Matters.

               (a) The Company and the Principal Stockholders covenant and agree to give prompt notice in writing to Purchaser of the occurrence of any event resulting, which will result, or has a reasonable prospect of resulting in, a
Seller Material Adverse Effect.

               (b) Purchaser covenants and agrees to give prompt written notice in writing to the Company and the Principal Stockholders of the occurrence of any event resulting, which will result, or has a reasonable prospect of resulting in, a Purchaser Material Adverse Effect.

                                      -41-

               (c) The giving of any such notice under this Section 4.06 or the providing of the financial statements contemplated by Section 4.07 shall in no way change or modify the respective parties' representations and warranties, including the Company's obligation to update the Disclosure Schedules set forth in Section 2.34, or the conditions to Purchaser's obligations contained herein or otherwise affect the remedies available to any party hereunder.

          4.07 Interim Financial Statements. The Company shall deliver promptly to Purchaser any and all final monthly, quarterly and annual financial statements for the Company, audited or unaudited, prepared for the management of the Company after the date of this Agreement and prior to the Effective Time, and the Principal Stockholders shall use their best efforts to cause the Company to prepare such financial statements.

          4.08 Certain Actions by the Principal Stockholders. The Principal
Stockholders covenant and agree to take any action necessary to cause the consummation of the Merger and to cause the cancellation of any Options or other equity rights with respect to the Capital Stock of the Company or any
Subsidiary.

          4.09 Assignment of Life Insurance Policies. Notwithstanding anything to the contrary contained herein, prior to the Closing, the Company will reassign life insurance policies (with any and all loans thereon), in the names of Richard Backer, Martin Bernstein and Lawrence Cohen (collectively, the
"Insureds"), as set forth on Schedule 4.09 annexed hereto, currently naming the
Company as beneficiary to the respective Insureds, it being acknowledged that
Purchaser will not through the transactions contemplated hereby acquire any interest in such life insurance policies, and the Company will no longer be named as a beneficiary thereunder following the Closing. Prior to or promptly following Closing, the Company shall take steps to reduce the cash value of that certain life insurance policy insuring the life of Ray Berry ("Berry") presently owned by the Company (the "Berry Life Insurance") by the amount by which such cash value exceeds the amount of deferred compensation the Company owed to Berry as of May 11, 2005 (the "Excess Cash Value"). Upon receipt of the Excess Cash
Value from the insurance carrier, which amount shall be retained by the Company, the Company shall assign the Berry Life Insurance to Berry in full satisfaction of the deferred compensation owed to Berry as of May 11, 2005.

          4.10 Further Assurances. Purchaser, the Company and each Subsidiary and the Principal Stockholders shall execute and deliver such instruments and take such other actions as may be reasonably required in order to carry out the intent of this Agreement and the Operative Agreements and use its or his or her
reasonable efforts so that the conditions precedent to the obligations of the others are satisfied. Each of the Company, the Subsidiaries and Principal
Stockholders, on the one hand, and Purchaser, on the other hand, shall use its or his or her reasonable efforts to cooperate with the other in connection with the contest or defense of any lawsuits or claims by third parties relating to the operation of the Company and the Subsidiaries prior to the Closing. Without limitation of the foregoing sentence, Purchaser, on the one hand, and the
Company and the Principal Stockholders, on the other hand, shall provide to each other reasonable access to their respective records relating to the Business prior to the Closing and to their respective employees which are necessary or appropriate for the contest or defense of any lawsuits or claims and provide such testimony and other access as shall be necessary in this regard. Subject to the indemnification provisions of Article VII, the Principal

                                      -42-

Stockholders, on the one hand, and Purchaser, on the other hand, shall reimburse the other for reasonable out-of-pocket expenses incurred in connection with its cooperation in any such matter.

          4.11 Non-Competition; Non-Solicitation; Non-Disparagement.

               (a) For a period of three (3) years from the Closing Date, each
Principal Stockholder, directly or indirectly, as an officer, director, stockholder, partner, associate, employee, consultant, owner, agent, creditor, co-venturer or otherwise, or in conjunction with any other Person, or directly or indirectly through its present or future Affiliates (collectively for the purposes of this Section 4.11, the "Non-Competing Parties," and, each, a
"Non-Competing Party"), will not, become or be interested in or be associated with any other corporation, firm or business engaged in any geographic area in which the Purchaser or the Company (including any Subsidiary) is engaged as of the Effective Time, engage in any Competitive Business with that of the Company
(or any Subsidiary). For purposes of this Agreement, "Competitive Business"
means any business which derives 70% or more of its revenue directly from the retail sale of fine jewelry, watches and/or giftware; provided that the foregoing restriction shall not be construed to prohibit (a) any Non-Competing
Party from serving as an employee, officer or director of Purchaser or any of its subsidiaries, (b) the ownership by a Non-Competing Party, directly or indirectly, of not more than one percent (1%) of the issued and outstanding stock of any corporation, the shares of which are regularly traded on a national securities exchange or in the over-the-counter market; or (c) Guy Leeser, the spouse of Principal Stockholder Carlen Cohen Leeser, from so engaging in the retail jewelry business, nor shall the continued employment by Guy Leeser in such industry constitute a violation of this provision by Carlen Cohen Leeser.

               (b) For a period of three (3) years from the Closing Date, each
Principal Stockholder shall not, and shall not permit any other Non-Competing
Party to, directly or indirectly, for such Seller's benefit or for the benefit of any other Person, (i) influence any individual who was an employee or consultant of the Company or any Subsidiary at any time during the time such
Non-Competing Party was an indirect or direct owner of securities of the
Company, to terminate his or her employment or consulting relationship with the
Company or any Subsidiary or to become employed by or a consultant to, directly or indirectly, such Non-Competing Party, (ii) interfere in any other way with the employment, or other relationship, of any employee or consultant of the
Company or any Subsidiary or (iii) cause or attempt to cause (x) any client, customer or supplier of the Company or any Subsidiary to terminate or materially reduce its business with the Company or any Subsidiary or (y) any prospective client, customer or supplier of the Company or any Subsidiary from engaging in business with the Company or any such Subsidiary.

               (c) Each Principal Stockholder and the Company, on the one hand, and Purchaser, on the other hand, shall not take any action which is intended to, or would reasonably be expected to harm or disparage the other, to impair the other's reputation, or to lead to unwanted or unfavorable publicity to the other.

               (d) The parties to the Agreement agree that remedies at law for any breach or threat of breach by it of any of the provisions of this Section
4.11 will be inadequate, and that, in addition to any other remedy to which a party may be entitled at law or in equity, such party

                                      -43-

shall be entitled to a temporary or permanent injunction or injunctions or temporary restraining order or orders to prevent breaches of the provisions of this Section 4.11 and to enforce specifically the terms and provisions hereof, in each case without the need to post any security or bond. Nothing herein contained shall be construed as prohibiting a party from pursuing, in addition, any other remedies available to it for such breach or threatened breach. A waiver by a party of any breach of any provision hereof shall not operate or be construed as a waiver of a breach of any other provision of this Agreement or of any subsequent breach by such party.

               (e) It is expressly understood and agreed that although the parties hereto consider the restrictions contained in this Section 4.11 hereof to be reasonable for the purpose of preserving the goodwill, proprietary rights and going concern value of the Company and the Subsidiaries, if a final determination is made by a court or other forum having jurisdiction that the time or territory or any other restriction contained in this Section 4.11 is an unenforceable restriction on such Non-Competing Party's activities, the provisions of this Section 4.11 shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court or other forum may determine or indicate to be reasonable.
Alternatively, if the court or forum referred to above finds that any restriction contained in this Section 4.11 or any remedy provided herein is unenforceable, and such restriction or remedy cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained therein or the availability of any other remedy.
The provisions of this Section 4.11 shall in no respect limit or otherwise affect such Non-Competing Party's obligations under other agreements with the
Company or any Subsidiary or any of its respective present or future Affiliates.

          4.12 Orders, Etc. Neither the Company nor any Subsidiary, and no
Principal Stockholder, shall consent to the entry of any judgment or Order against or affecting the Company or any Subsidiary, the Business or any Assets
and Properties or settle, compromise or discharge any claim or demand by any
Person not a party to this Agreement, without Purchaser's prior written consent.

          4.13 Indemnification; Insurance.

               (a) Purchaser and the Surviving Corporation covenant and agree that until six (6) years from the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation and any successor or assignee shall not be amended to reduce or limit the rights of indemnity afforded to the present and former directors and executive officers of the
Company currently set forth in the certificate of incorporation and bylaws of
Acquisition Subsidiary, or the ability of the Surviving Corporation or any successor or assignee to indemnify them, nor to hinder, delay or make more difficult the exercise of such rights of indemnity or the ability to indemnify.

               (b) Should any claim or claims be made against any former
director or executive officer of the Company, arising from his services as such, within four (4) years of the Effective Time, the provisions of this Section 4.13 with respect to the certificate of incorporation and the bylaws of the Surviving
Corporation shall continue in effect with respect to such claim or claims until the final disposition of all such claims.

                                      -44-

               (c) Purchaser shall use its reasonable best efforts to cause
Russell L. Cohen and John K. Cohen to be covered by the directors' and officers'
liability insurance policy maintained by Purchaser during the term of employment of each such party under the Russell L. Cohen Employment Agreement and John K.
Cohen Employment Agreement, as the case may be , it being agreed that in the event Russell L. Cohen or John K. Cohen is not so covered during the term of employment of such party, then Purchaser shall agree to indemnify such party in a manner consistent with its then-applicable general obligation to indemnify directors and officers of Purchaser.

               (d) If the Surviving Corporation (or Purchaser as the case may
be) or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its Assets and Properties to any Person, then, and in each case, proper provisions shall be made so that the successors and assigns of the
Surviving Corporation (or Purchaser, as applicable) shall assume all of the obligations set forth in this Section 4.13.

               (e) For the period beginning on the Closing Date and continuing until March 31, 2007, Purchaser shall use its reasonable best efforts to maintain a "tail" policy in respect of each of the Company's current (i)
employment practices liability insurance policy and (ii) directors' and officers' liability insurance policy. In the event that equivalent employee practices liability coverage is not obtained, through a tail or otherwise, the
Purchaser shall indemnify the Stockholders with respect to, and to the same extent as, any claim that would have been covered by the Company's employee practices liability insurance which was in effect immediately prior to Closing, it being agreed that in the event of such a claim (for which the Stockholders are liable to indemnify a Purchaser Indemnitee), the Stockholders shall be liable for the first $75,000 resulting from such claim (the current deductible)
and shall also be liable for all amounts in excess of $1,000,000 resulting from such claim (the current coverage limit), which deductible and excess amounts
(and only such amounts) shall be deemed a Loss for which indemnification may be sought, subject to the Basket and Cap.

          4.14 Stockholder Approval. Concurrently with the execution and delivery of this Agreement, the Company shall, upon consideration of the recommendation of the Board of Directors of the Company, obtain from the holders of shares of Capital Stock holding a majority of the outstanding shares of
Capital Stock entitled to vote thereon their approval of the execution, delivery and performance of this Agreement and the Operative Agreements and the consummation of the transactions contemplated hereby and thereby, pursuant to an irrevocable written consent and in accordance with the requirements of the DGCL
(the "Stockholder Approval"), the certificate of incorporation, the bylaws and other governing documents of the Company. A copy of the duly executed
Stockholder Approval shall be delivered to Purchaser concurrently with the execution and delivery of this Agreement.

          4.15 Notice to Holders. The Company shall promptly, but not later than three (3) Business Days following the date hereof, give the requisite notice to all Stockholders of the transactions contemplated by this Agreement in accordance with the DGCL, the certificate of incorporation, the bylaws and other governing documents of the Company, the form and content of such notice to be subject to the prior written approval of Purchaser.

                                      -45-

                                    ARTICLE V

                               CLOSING CONDITIONS

          5.01 Condition of the Obligations of Purchaser. The obligations of
Purchaser hereunder to effect the Merger are subject to the fulfillment, at or prior to the Closing, of the following conditions precedent (any or all of which may be waived in whole or in part by Purchaser in its sole discretion):

               (a) Representations and Warranties. Each of the representations and warranties made by the Company and the Principal Stockholders in this
Agreement or in any Exhibit, Schedule, certificate or other document executed and delivered by a party hereto in connection herewith at the Closing shall be true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) on and as of the Effective Time as though such representation or warranty was made on and as of the Effective Time, and any representation or warranty made as of a specified date earlier than the
Effective Time shall also have been true and correct in all material respects
(if not qualified by materiality) and in all respects (if qualified by materiality) on and as of such earlier date.

               (b) Performance. The Company and each Principal Stockholder shall have performed and complied with each agreement, covenant and obligation required by this Agreement or any Operative Agreement to be so performed or complied with by such Person at or before the Closing.

               (c) No Adverse Change. Since March 27, 2004, there shall have occurred no event resulting in a Seller Material Adverse Effect.

               (d) Orders and Laws. There shall not be in effect on the Closing
Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this
Agreement or any of the Operative Agreements or which could reasonably be expected to otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement or any of the Operative Agreements to Purchaser, and there shall not be pending or threatened on the Closing Date any Action or Proceeding or any other action (i) which could reasonably be expected to result in the issuance of any such Order or the enactment or promulgation of any such Law; or (ii) wherein an unfavorable judgment, decree or
Order would prevent the carrying out of this Agreement or any of the Operative
Agreements or any of the transactions or events contemplated hereby or thereby, declare unlawful any of the transactions or events contemplated by this
Agreement.

               (e) Regulatory Consents and Approvals. Except for the filing of the Certificate of Merger, all consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit
Purchaser and each Seller to perform their obligations under this Agreement and the Operative Agreements and to consummate the transactions contemplated hereby and thereby (i) shall have been duly obtained, made or given, or waived, (ii)
shall not impose any adverse or additional terms or conditions on the Company,
Purchaser or Acquisition Subsidiary, (iii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (iv)
shall be in full force and effect, and all terminations

                                      -46-

or expirations of waiting periods imposed by any Governmental or Regulatory
Authority necessary for the consummation of the transactions contemplated by this Agreement and the Operative Agreements shall have occurred or have been waived.

               (f) Third Party Consents. The consents (or in lieu thereof, waivers) disclosed in Schedule 2.02 annexed hereto, and all other consents (or in lieu thereof, waivers) to the performance by the Company or the Principal
Stockholders of their obligations under this Agreement, and the Operative
Agreements or to the consummation of the transactions contemplated hereby and thereby as are required under any Contract or License to which the Company is a party or by which any of its Assets and Properties are bound (i) shall have been obtained, (ii) shall not impose any adverse or additional terms or conditions on the Company, any Subsidiary or Purchaser (iii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (iv)
shall be in full force and effect, provided that, notwithstanding anything to the contrary elsewhere in this Section or in this Agreement, including Schedules
2.02 and 2.13(c) and (m), Purchaser hereby accepts the consents of landlords of the Leased Real Property ("Landlord Consents") which have been delivered, in such number and such form as they currently exist and Purchaser hereby expressly waives any right to assert a claim for indemnification arising from: (x) a failure to obtain Landlord Consents, (y) defective Landlord Consents, or (z)
Landlord Consents which impose adverse or additional terms or conditions upon the Company, any Subsidiary or Purchaser.

               (g) Secretary's and Officers' Certificates. The Company shall have delivered to Purchaser the following:

                    (i) a certificate in form and substance reasonably
satisfactory to Purchaser and the Company, dated the Closing Date and executed by the Secretary or Assistant Secretary of the Company, certifying (A) the certificate of incorporation (or other comparable corporate charter documents), including all amendments thereto, of the Company and the Subsidiaries certified by the applicable Secretary of State or other appropriate government official, together with copies thereof; (B) the bylaws of the Company and its
Subsidiaries, including all amendments thereto, together with copies thereof;
(C) certificates from the applicable Secretary of State or other appropriate government official to the effect that the Company and each Subsidiary is in good standing or subsisting in such jurisdiction, listing all charter documents of the Company and each Subsidiary on file and attesting to its payment of all franchise or similar Taxes, together with copies thereof; (D) certificates from the Secretary of State or other appropriate official in each jurisdiction in which the Company and all Subsidiaries of the Company are qualified or admitted to do business, as set forth in Schedule 2.01(a), to the effect that the Company and any such Subsidiary of the Company is duly qualified or admitted and in good standing in such jurisdiction, together with copies thereof; (E) the resolutions or written consents duly adopted by the Board of Directors of the Company and
Stockholders authorizing the Company to execute, deliver and perform this
Agreement and to consummate the transactions contemplated hereby, together with copies thereof; and (F) the incumbency of the officers of the Company and its
Subsidiaries executing this Agreement and the Operative Agreements to which the
Company and its Subsidiaries are a party; and

                    (ii) a certificate in form and substance reasonably
satisfactory to Purchaser and the Company, dated the Closing Date and executed by the President or Chief

                                      -47-

Financial Officer of the Company and its Subsidiaries, confirming that (A) all of the conditions set forth in Section 5.01(a) through (f) hereof, to the extent they concern the Company or its Subsidiaries, have been satisfied; and (B) all of the representations and warranties in the Third Amended and Restated Credit
Agreement dated May 19, 2005 with General Electric Capital Corporation and the other parties thereto, in respect of (or as they relate to) the Company and the
Subsidiaries, and the Perfection Certificate delivered in connection therewith, are true and correct in all material respects.

               (h) Existing Licensors. Purchaser shall have obtained waivers from the licensors referred to on Schedule 5.01(h) annexed hereto, such waiver to impose no adverse or additional terms or conditions on the Company, Purchaser or Acquisition Subsidiary.

               (i) Repurchase Plan. The Board of Directors of the Company shall have taken all necessary action to cancel any stock purchase plan in respect of the securities of the Company.

               (j) Supplier Relationships. Purchaser shall have received a letter or other written notification from Rolex Watch, USA, Inc. to the effect that such supplier anticipates no changes in its relationship with the Company and any Subsidiary from and after the Closing, and such letter shall be in effect at and as of the Closing.

               (k) Due Diligence. [Intentionally omitted.]

               (l) Deliverables. The Company and the Principal Stockholders
shall have caused the following documents to be delivered to Purchaser on or before the Closing Date as set forth below:

                    (i) not less than two (2) Business Days prior to the Closing
Date, a certificate in form and substance reasonably satisfactory to Purchaser and the Company executed by the President or the Chief Financial Officer of the
Company, setting forth the name of each Stockholder, each Stockholders pro rata percentage of the Capital Stock and the Net Merger Consideration to be paid to such Stockholder pursuant to Section 1.04(a);

                    (ii) the certificates referenced in Section 5.01(g), duly
executed by the Secretary or Assistant Secretary and President or Chief
Financial Officer, respectively, of the Company, together with all exhibits thereto;

                    (iii) copies of the notice materials provided to the
Stockholders pursuant to Section 4.15 in accordance with the DGCL, the certificate of incorporation, the bylaws and other governing documents of the
Company, together with a certification by a proper officer of the Company that such materials were provided to all Stockholders in compliance with the DGCL and the date and method by which such materials were provided;

                    (iv) Spousal Consents, if required pursuant to applicable
law, in the form of Exhibit B, duly executed by each of the Principal
Stockholders and spouses set forth on Schedule 2.01(c) annexed hereto;

                                      -48-

                    (v) the Indemnification Escrow Agreement in the form of
Exhibit C, duly executed by the Company, the Principal Stockholders and the
Escrow Agent;

                    (vi) the Paying Agent Agreement in the form of Exhibit D,
duly executed by the Company, the Stockholders' Agent and the Principal
Stockholders;

                    (vii) the John K. Cohen and Russell L. Cohen Employment
Agreements in the forms of Exhibits E and F, duly executed by John K. Cohen and
Russell L. Cohen, respectively;

                    (viii) the director and officer resignation and release in the form of Exhibit G, dated as of the Closing Date (each, "Director and Officer
Resignation and Release"), from all of the Persons who are directors and officers of the Company effective as of immediately prior to the Closing;

                    (ix) executed copies of the consents referred to in Sections
5.01(e) and (f);

                    (x) evidence satisfactory to Purchaser's lenders of the
release of any Liens on the Assets and Properties of the Company and the
Subsidiaries other than Permitted Liens (except that all Liens existing as a consequence of the Company's Revolving Credit Facility shall be released at and as of the Closing in connection with the satisfaction by Purchaser of all indebtedness thereunder);

                    (xi) an opinion in form and substance reasonably
satisfactory to Purchaser of Phillips Nizer LLP, as counsel to the Principal
Stockholders, the Company and the Subsidiaries in connection with this Agreement and the Operative Agreements to which it is a party, dated the Closing Date, in the form of Exhibit H annexed hereto;

                    (xii) stock books, stock ledgers, minute books and corporate seals, if any, of the Company and the Subsidiaries;

                    (xiii) the Certificate of Merger, duly executed by the
Company;

                    (xiv) [Intentionally Omitted]; and

                    (xv) all such other certificates, documents and instruments as Purchaser may reasonably request in connection with the consummation of the transactions contemplated hereby.

          5.02 Conditions to the Obligations of the Company and the Principal
Stockholders. The obligations of the Company and the Principal Stockholders hereunder to effect the Merger are subject to the fulfillment, at or prior to the Closing, of the following conditions precedent (any or all of which may be waived in whole or in part by the Principal Stockholders in their sole discretion):

               (a) Representations and Warranties. Each of the representations and warranties made by Purchaser and Acquisition Subsidiary in this Agreement shall be true and

                                      -49-

correct in all material respects on and as of the Effective Time as though such representation or warranty was made on and as of the Effective Time.

               (b) Performance. Purchaser and Acquisition Subsidiary each shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement or any Operative Agreement to be so performed or complied with by Purchaser and Acquisition Subsidiary at or before the Closing.

               (c) Orders and Laws. There shall not be in effect on the Closing
Date any Orders or Laws restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this
Agreement or any of the Operative Agreements, and there shall not be pending or threatened on the Closing Date any Action or Proceeding or any other action (i)
which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to Purchaser, Acquisition
Subsidiary the Company or any Principal Stockholder or the transactions contemplated by this Agreement or any of the Operative Agreements of any such
Law; or (ii) wherein an unfavorable judgment, decree or Order would prevent the carrying out of this Agreement or any of the Operative Agreements or any of the
transactions or events contemplated hereby or thereby or declare unlawful any of the transactions or events contemplated by this Agreement.

               (d) Regulatory Consents and Approvals. Except for the filing of the Certificate of Merger, all consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit
Purchaser, Acquisition Subsidiary, the Company and each Principal Stockholder to perform their obligations under this Agreement and the Operative Agreements and to consummate the transactions contemplated hereby and thereby (i) shall have been duly obtained, made or given, (ii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (iii) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the
Operative Agreements shall have occurred.

               (e) Secretary's and Officers' Certificates. Purchaser and
Acquisition Subsidiary each shall have delivered to the Company (i) a certificate in form and substance reasonably satisfactory to Purchaser and
Acquisition Subsidiary and the Company, dated the Closing Date and executed by the Secretary of Purchaser and the Secretary of Acquisition Subsidiary and (ii)
a certificate in form and substance reasonably satisfactory to Purchaser and the
Company, dated the Closing Date and executed by the Chairman or President of
Purchaser and Acquisition Subsidiary confirming that all of the conditions set forth in Section 5.02(a) through (d) hereof have been satisfied.

               (f) Satisfaction of Revolving Credit Facility. All outstanding indebtedness of the Company necessary to terminate its Revolving Credit Facility shall be repaid in full at and as of the Closing by Purchaser.

               (g) Deliverables. Purchaser and Acquisition Subsidiary shall have caused the following to delivered to the Stockholders' Agent:

                                      -50-

                    (i) evidence satisfactory to the Stockholders' Agent of the deposit of the Net Merger Consideration in accordance with the terms of Section
1.01(a);

                    (ii) evidence satisfactory to Stockholders' Agent of the
deposit of the Indemnification Escrow Amount in accordance with the terms of
Section 1.01(a);

                    (iii) the Indemnification Escrow Agreement, each duly
executed by Purchaser and the Escrow Agent, together with notification to the
Escrow Agent from Purchaser of the transfer of the Indemnification Escrow Amount thereto;

                    (iv) the Paying Agent Agreement, duly executed by the Paying
Agent;

                    (v) the John K. Cohen and Russell L. Cohen Employment
Agreements in the forms of Exhibits E and F, duly executed by Purchaser;

                    (vi) the certificates referenced in Section 5.02(e), duly
executed by the Secretary and Chairman or President of Purchaser and Acquisition
Subsidiary;

                    (vii) an opinion in form and substance reasonably
satisfactory to the Principal Stockholders and the Company of Blank Rome LLP, as
counsel to Purchaser and Acquisition Subsidiary in connection with this
Agreement and the Operative Agreements to which Purchaser and Acquisition
Subsidiary is a party, dated the Closing Date, in the form of Exhibit I annexed hereto;

                    (viii) the Certificate of Merger, duly executed by
Acquisition Subsidiary;

                    (ix) a certificate in form and substance reasonably
satisfactory to the Principal Stockholders and the Company executed by the
President or the Chief Operating Officer of Purchaser in respect of the representations of Purchaser set forth in Section 3.08 hereof; and

                    (x) all such other certificates, documents and instruments as Stockholders' Agent may reasonably request in connection with the consummation of the transactions contemplated hereby.

                                   ARTICLE VI

                          SURVIVAL OF REPRESENTATIONS,
                      WARRANTIES, COVENANTS AND AGREEMENTS

          6.01 Survival of Representations, Warranties, Covenants and
Agreements; Right to Indemnification Not Affected by Knowledge. Notwithstanding
any right of Purchaser (whether or not exercised) to investigate the affairs of each Principal Stockholder, the Company or any Subsidiary or any right of any party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other party contained in this Agreement or the waiver of any provision hereof, the Company, the Subsidiaries and each
Principal Stockholder, on the

                                      -51-

one hand, and Purchaser, on the other hand, have the right to rely fully upon the representations, warranties, covenants and agreements of the other contained in this Agreement, subject to the proviso contained in the last sentence of this
Section 6.01. The representations, warranties, covenants and agreements of each
Principal Stockholder, the Company or any Subsidiary and Purchaser and
Acquisition Subsidiary contained in this Agreement (a) will survive the Closing with respect to the covenants contained in Section 4.11 for the time periods indicated in such section, (b) will survive the Closing Date and continue in full force and effect for a period of two (2) years thereafter with respect to all other representations, warranties, covenants and agreements to be performed in whole or in part on or prior to the Closing, except that the representations and warranties contained in Sections 2.01 (Organization, Qualification and
Authority), and 2.24 (Title to Assets; Sufficiency of Assets) shall survive until the expiration of the applicable statute of limitations, the representations and warranties contained in Section 2.10 (Taxes) and Article
VIII (Tax Matters) shall survive for a period of three (3) years following the due date (taking into consideration any applicable extension periods sought at the request of the Principal Stockholders) (the "Tax Indemnification Period")
for the Federal Tax Return for the Tax period that begins March 27, 2005 and ends on the Closing Date, and the representations and warranties contained in
Sections 2.11 (Legal Proceedings) and 2.23 (Environmental Matters) shall survive for a period of three (3) years following the Closing; provided that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with clause (a) or (b) above will continue to survive if a Claim
Notice or Indemnity Notice (as applicable) shall have been timely given under
Article VII on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article
VII, but only with respect to matters described in the Claim Notice or Indemnity
Notice. The right to indemnification, payment for Losses and Liabilities, or other remedy based on the representations, warranties, covenants and obligations in this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired), at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation or warranty, or the performance of or compliance with any such covenant or obligation, and will not affect the right to indemnification, payment for Losses and Liabilities, or other remedy based on such representations, warranties, covenants and obligations; provided, however, the Purchaser agrees to (a) notify the Company in writing promptly after obtaining any knowledge with respect to the inaccuracy or noncompliance by the
Company with any representation or warranty in this Agreement or any failure to perform a covenant or obligation in this Agreement and (b) permit the Company and the Principal Stockholders a reasonable period of time to cure any such inaccuracy or failure, prior to asserting any rights of the Purchaser to indemnification set forth in this Agreement.

                                  ARTICLE VII

                                 INDEMNIFICATION

          7.01 Indemnification.

               (a) Each Principal Stockholder shall severally and not jointly, in accordance with his or her proportionate interest reflected on Schedule
7.01(a) annexed hereto, indemnify the Purchaser and its Affiliates, stockholders, officers, directors, employees, agents,

                                      -52-

Representatives, successors and assigns (collectively, the "Purchaser
Indemnitees"), in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i)
any misrepresentation or breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of the Company, the Subsidiaries or the Principal Stockholders contained in this Agreement (including, any executed certificate required by this Agreement and delivered in connection herewith), (ii) any Actions or Proceedings set forth in Schedule 2.11(a); (iii)
with respect to the exercise of appraisal rights under the DGCL, inclusive of any expenses incurred in connection therewith or additional Merger Consideration required pursuant thereto by a dissenting Stockholder under the DGCL, any payments to such dissenting Stockholders over and above the Merger Consideration and (iv) the unpaid Taxes of any Person (other than the Company or any
Subsidiary) as a transferee or successor, by contract or otherwise which Taxes relate to an event or transaction which occurred before Closing. Purchaser shall be required to satisfy indemnification payments first from the Indemnification
Escrow Amount, if and to the extent funds are available. If and to the extent that any indemnification hereunder is unenforceable, Principal Stockholders shall make the maximum contribution to the payment and satisfaction of the indemnified Losses as shall be permissible under applicable Laws.

               (b) Purchaser agrees to indemnify each Principal Stockholder and each Stockholder in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any misrepresentation or breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Purchaser contained in this
Agreement (including, any executed certificate delivered in connection herewith;
provided, however, that Purchaser's aggregate indemnification obligation to each
Stockholder shall in no event exceed such Stockholder's pro rata percentage (as set forth on Schedule A of the Indemnification Escrow Agreement) of the Merger
Consideration.

               (c) Notwithstanding Section 7.01(a), the obligation to indemnify
Purchaser Indemnitees will: (i) not apply to any claim by Purchaser Indemnitees until, and then only to the extent that, the aggregate amount of all Losses and
Liabilities incurred by all Purchaser Indemnitees with respect thereto exceeds
$600,000 (the "Basket"); and (ii) be limited to, and will not exceed, the aggregate amount of $4,500,000 (the "Cap").

               (d) Notwithstanding Section 7.01(b), the obligations of Purchaser will: (i) not apply to any Principal Stockholder or Stockholder claim until, and then only to the extent that, the aggregate amount of all Losses incurred by all
Principal Stockholders and Stockholders, with respect thereto exceeds the
Basket; and (ii) be limited to, and will not exceed, the aggregate amount of the
Cap.

               (e) The foregoing Baskets and Caps shall not apply to (i) Losses or Liabilities arising out of fraud, willful misconduct or intentional misrepresentation of a party hereto, or (ii) Merger Consideration adjustments arising as the result of the exercise of appraisal rights by any Stockholder.

               (f) [Intentionally omitted.]

                                      -53-

               (g) Notwithstanding anything to the contrary contained herein, the Basket and Cap shall not apply to indemnification claims under Section
7.01(a) with respect to those representations and warranties set forth in
Section 2.24 (Title to Assets; Sufficiency of Assets).

               (h) Except for specific performance as contemplated by Section
4.11, the indemnification provisions of this Article VII will be the sole and exclusive remedies of the parties for all disputes arising out of or relating to this Agreement.

               (i) Notwithstanding anything else in this Agreement, an
Indemnifying Party will not be liable under this Article VII in respect of a claim relating to a breach of any representation or warranty for incidental, special, punitive or consequential damages of any kind, including consequential damages arising from business interruption or lost profits, provided that, the foregoing limitations shall not apply to a claim by Purchaser that it suffered economic loss as the result of inaccurate Company supplied data used to calculate the Merger Consideration amount in excess of $19,888,448 (which excess is based on a 2.66667 multiple of the 2005 Adjusted EBITDA Amount), resulting in an overpayment of the Merger Consideration. By way of example, for every dollar by which the 2005 Adjusted EBITDA Amount is inaccurate and such inaccuracy results in an overpayment of the Merger Consideration by the Purchaser, the
associated Loss in respect of such overpayment above $19,888,448 would be
$2.66667.

               (j) The amount of any indemnification payable under this Article
VII will be net of: (i) any actual Tax benefits that the Indemnified Party finally realizes (after completion of all applicable contests or appeals with respect thereto) by reason of the Claim giving rise to the indemnification payment and (ii) the actual receipt of any insurance proceeds paid to the
Indemnified Party under any policies of insurance covering the Loss giving rise to the Claim (net of any reasonable costs of collection of such amounts, including, but not limited to, reasonable attorneys' fees), provided that such
Indemnified Party shall be indemnified and held harmless by the Indemnifying
Party to the extent of the amount of the reduction provided herein for any consequences of any claim made against such insurance policy relating to a claim otherwise subject to indemnification hereunder, which such consequences may include (but not be limited to) any increased premiums, cancellation of coverage or other similar events, and excluding any amounts which are in effect self-insured (whether through retention amounts or otherwise). The Indemnified
Party shall use reasonable commercial efforts to collect any such insurance and will account to the Indemnifying Party therefor. If, at any time subsequent to the Indemnified Party receiving an indemnification payment for a Claim under this Article VII, the Indemnified Party receives payment in respect of the Loss underlying such Claim through recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against another Person, the amount of such payment, less any costs, or expenses incurred in connection therewith, will be promptly repaid by the Indemnified Party to the Indemnifying Party.

          7.02 Method of Asserting Claims. All claims for indemnification by any
Indemnified Party under Section 7.01 will be asserted and resolved as follows:

               (a) In order for an Indemnified Party to be entitled to any indemnification provided for under Section 7.01 in respect of, arising out of or involving a claim or demand made by any Person not a party to this Agreement against the Indemnified Party (a "Third Party

                                      -54-

Claim"), the Indemnified Party must deliver a Claim Notice to the Indemnifying
Party within thirty (30) Business Days after receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that failure to give such Claim Notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure; provided further, however, that if the Indemnified
Party seeks to provide notice to the Principal Stockholders, the Claim Notice need only be provided to the Stockholders' Agent and references to the
Indemnifying Party in the procedural provision of this Section 7.02 shall be to the Stockholders' Agent.

               (b) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party, which counsel must be reasonably satisfactory to the
Indemnified Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the counsel selected by the Indemnifying Party shall serve as record counsel and the Indemnifying Party shall not be liable to the
Indemnified Party for legal expenses subsequently incurred by the Indemnified
Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ non-record counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. If (i) the Indemnifying
Party shall not assume the defense of a Third Party Claim with counsel reasonably satisfactory to the Indemnified Party within ten Business Days of any
Claim Notice, or (ii) legal counsel for the Indemnified Party notifies the
Indemnifying Party that there are or may be legal defenses available to the
Indemnified Party or to other Indemnified Parties which are different from or additional to those available to the Indemnifying Party, which, if the
Indemnified Party and the Indemnifying Party were to be represented by the same counsel, would constitute a conflict of interest for such counsel or prejudice prosecution of the defenses available to such Indemnified Party, or (iii) if the
Indemnifying Party shall assume the defense of a Third Party Claim and fail to diligently prosecute such defense then in each such case the Indemnified Party, by notice to the Indemnifying Party, may employ its own counsel reasonably satisfactory to the Indemnifying Party, and control the defense of the Third
Party Claim and the Indemnifying Party shall be liable for the reasonable fees, charges and disbursements of counsel employed by the Indemnified Party; and the
Indemnified Party shall be reimbursed for any such fees, charges and disbursements, as and when incurred, subject to the provisions of this
Agreement. Whether the Indemnifying Party or the Indemnified Party control the defense of any Third Party Claim, the parties hereto shall cooperate in the defense thereof. Such cooperation shall include the retention and provision to the counsel of the controlling party, on a privileged basis, of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying
Party shall not (x) consent to the entry of any judgment or Order against an
Indemnified Party without the Indemnified Party's consent; or (y) settle, compromise or discharge a Third Party Claim without the Indemnified Party's prior written consent, which consent shall not be unreasonably withheld (with reasonableness to be determined with due regard to the overall facts and circumstances, including operational and other applicable considerations, in respect of Purchaser as well as the Company).

               (c) In the event any Indemnified Party should have a claim under
Section 7.01 against any Indemnifying Party that does not involve a Third Party
Claim, the Indemnified

                                      -55-

Party shall deliver an Indemnity Notice to the Indemnifying Party within thirty
(30) Business Days after receipt by such Indemnified Party of notice of the existence of such Claim; provided, however, that failure to give such Indemnity
Notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss in the amount specified in the Indemnity Notice will be conclusively deemed a liability of the
Indemnifying Party under Section 7.01 and the Indemnifying Party (or the Escrow
Agent, when applicable) shall pay the amount of such Loss to the Indemnified
Party in accordance with the provisions of this Agreement on demand. If the
Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute.

               (d) Each Principal Stockholder permanently waives and releases any claims relating to the period ending on the Closing Date which it has or may have against the Company and the Subsidiaries, including any of the current or former officers and directors of the Company and the Subsidiaries or any successors or assigns. Notwithstanding any right any Principal Stockholder may have at law or in equity or pursuant to any Laws, no Principal Stockholder shall be entitled to any indemnification, right of contribution or other right of recovery from the Company or any of the Subsidiaries in connection with any claim made by or which could be made by an Indemnified Party against any
Principal Stockholder pursuant to this Article VII, all of which are irrevocably waived and released by each Principal Stockholder.

                                  ARTICLE VIII

                                   TAX MATTERS

          8.01 Preparation of Tax Returns; Payment of Taxes. (a) Stockholders'
Agent and the Principal Stockholders shall prepare or cause the Company to prepare and shall file or cause the Company to file all Tax Returns for the
Company and the Subsidiaries that are required to be filed prior to the Closing
Date (without regard to any applicable extension periods) as promptly as practical following the close of the Company's fiscal year. Company shall pay all Taxes shown as due on such Tax Returns and shall pay all fees and expenses associated with preparing such Tax Returns.

               (b) Stockholder's Agent and the Principal Stockholders shall prepare or cause to be prepared in a manner consistent with past practices and history of the Company, solely to the extent that the past practices and history of the Company are consistent with applicable Tax Law all Tax Returns for the
Company and the Subsidiaries for Pre-Closing Tax Periods that are required to be filed after the Closing Date. The Stockholder's Agent shall provide substantially final drafts of such Tax Returns to the Purchaser no later than thirty (30) days prior to the due date for such Tax Returns (taking into account any applicable extension periods sought at the request of the Stockholders'
Agent or the Principal Stockholders) and shall incorporate any comments of
Purchaser related to such Tax Returns that are reasonable. Purchaser shall file or cause to be filed such Tax Returns no later than five (5) days after such

                                      -56-

comments are incorporated and the Tax Returns are finalized, but in no event later than the actual due date (taking into account any applicable extension periods sought at the request of the Stockholders' Agent or the Principal
Stockholders). In the event that Stockholders' Agent has not provided a substantially final draft of a Pre-Closing Tax Period Tax Return to Purchaser at least thirty (30) days prior to the due date (taking into account any applicable extension periods sought at the request of the Stockholders' Agent or the
Principal Stockholders) of such Tax Return, then Purchaser shall have the right to prepare and file such Pre-Closing Tax Period Tax Return on the due date
(taking into account any applicable extension periods) of such Tax Return. The
Company shall pay all fees and expenses associated with preparing such Tax
Returns.

               (c) Purchaser shall prepare or cause to be prepared in a manner consistent with past practice and history of the Company, solely to the extent that the past practices and history of the Company are consistent with applicable Tax law and shall file or cause to be filed any Tax Returns of the
Company and the Subsidiaries for Tax periods which begin before the Closing Date and end after the Closing Date ("Straddle Tax Periods"). For purposes of this
Section 8.01(c), in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Tax Period, the portion of such Tax which relates to the portion of such Tax period ending on the Closing Date shall (x) in the case of any Tax other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date (based on a closing of the books method). Any credits relating to a Straddle Tax Period shall be taken into account as though the relevant Tax period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice (to the extent permitted by applicable Tax Law) of the Company and the Subsidiaries. Purchaser shall provide to the Stockholders' Agent copies of the Tax Returns for Straddle Tax Periods at least fifteen (15) calendar days prior to the due date for filing such Tax
Returns (including applicable extension periods). Purchaser shall accept all comments of the Stockholders' Agent with respect to such Pre-Closing Tax Periods that are reasonable, provided that, in the event Purchaser and Stockholders'
Agent do not agree with respect to any such Straddle Tax Period Tax Return, the parties shall submit such dispute to the Neutral Accounting Firm for prompt resolution, whose fees and expenses shall be shared equally between the Company on one hand the Stockholders on the other. The determination made by the Neutral
Accounting Firm shall be final and binding upon Purchaser and Stockholders'
Agent.

               (d) Not later than five (5) calendar days before the due date for payment of Taxes with respect to any Tax Return for which Purchaser has the responsibility to file, the Stockholders' Agent, on behalf of the Principal
Stockholders, shall pay to Purchaser, an amount equal to that portion of the
Taxes shown on such Tax Return for which the Stockholders' Agent, on behalf of the Stockholders, has an obligation to indemnify Purchaser, taking into consideration the provisions in Section 7.01(b).

               (e) Notwithstanding anything to the contrary elsewhere in this
Agreement, in no event shall the Stockholders or Principal Stockholders be liable for the payment of any

                                      -57-

amounts by virtue of a breach of Section 2.10(a) or (b) hereof arising by virtue of actions or omissions occurring on or after the Closing Date.

               (f) Neither the Purchaser, Company or any Subsidiary shall amend any Pre-Closing Tax Periods Tax Return without the prior written consent of the
Stockholders' Agent, which consent shall not be unreasonably withheld or delayed.

               (g) Neither the Purchaser, Company or any Subsidiary shall waive or grant an extension of any statute of limitations applicable to any
Pre-Closing Tax Periods Tax Returns without the prior written consent of the
Stockholders' Agent, which consent shall not be unreasonably withheld or delayed.

               (h) Purchaser shall be entitled to all Tax refunds received by the Company or any of its Subsidiaries after the Closing Date, other than those
Tax refunds set forth on Schedule 8.01(h).

          8.02 Cooperation on Tax Matters.

               (a) Purchaser, the Company, the Principal Stockholders and the
Stockholders' Agent shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns including any amendments thereto pursuant to this Section 8.02 and any audit,
Action or Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, Action or
Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser, the Stockholders' Agent and the Principal Stockholders
agree (x) to retain all Books and Records with respect to Tax matters pertinent to the Company relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser, the Stockholders' Agent or the Principal Stockholders, any
extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Governmental or Regulatory Authority or Taxing Authority; (y) to retain all documents and other records for the appropriate period of time as set forth in Treasury Regulation Section
1.6011-4(g) which relate to any Reportable Transaction in which the Company has participated prior to the Closing Date and (z) to give the other parties reasonable written notice prior to transferring, destroying or discarding any such Books and Records and, if another party so requests, to allow the other party to take possession of such Books and Records.

               (b) The Principal Stockholders or the Stockholders' Agent shall have the right to control and to represent the Company and its Subsidiaries, through professionals of their own choosing, at the expense of the Company, in any audits or other Tax proceedings to the extent that the Purchaser may be entitled to indemnification under Section 7.01(a); provided, however, that (x)
the Purchaser shall have the right to participate through counsel of its own choosing and at its own expense in any such audit or other Tax proceeding and
(y) neither the Principal Stockholders nor the Stockholders' Agent shall be entitled in any way to compromise, release, waive, settle, modify or pay any
Taxes or other claims with respect to the subject matter of the audit or other
Tax proceeding without the prior written consent of Purchaser, which shall

                                      -58-

not be unreasonably withheld or delayed, to the extent such compromise, release, waiver, settlement, modification or payments of such Taxes or other claims may reasonably be expected to adversely impact Purchaser or any of its Affiliates, including the Company and its Subsidiaries in any Post-Closing Tax Period. With
respect to Straddle Tax Periods Tax Returns, the Purchaser and the Stockholders'
Agent shall jointly assume control of any audit and shall reasonably cooperate in an effort to conclude such audit without an assessment of Pre-Closing Tax
Periods or Post-Closing Tax Period Tax liability. Settlement or compromise of any such Straddle Tax Period audit shall require the consent of the Purchaser and the Stockholders' Agent, which shall not be unreasonably withheld or delayed.

          8.03 Net Operating Loss.

               (a) In the event of a breach of the representations set forth in
Section 2.10(a) or Section 2.10(b) of this Agreement which results in the imposition of additional Taxes ("Additional Taxes") due from the Company or any of its Subsidiaries, to the extent such Additional Taxes are offset through the use of any NOL of the Company or its Subsidiaries, which reduces the Closing
Date NOL, the Purchaser shall be compensated for the reduction in the Deemed Tax
Benefit related to the Applied Closing Date NOL. For purposes of this Section
8.03, the Deemed Tax Benefit shall be calculated based on the assumption that the Purchaser would have fully utilized the Closing Date NOL during the Post
Closing Tax Period in accordance with the limitations set forth in Section 382 of the Code. The payment required pursuant to this Section 8.03 shall be made in the year that the Company or any of its Subsidiaries utilizes the Applied
Closing Date NOL, and the amount of the payment shall be the net present value of the Deemed Tax Benefit related to the Applied Closing Date NOL, discounting the amount of the payment back from the latest tax period or periods in which the Applied Closing Date NOL could have been utilized by Purchaser (had there been no use of the Applied Closing Date NOL) to the tax year in which the
Closing Date NOL is actually reduced, assuming for these purposes a discount rate equal to the average of (x) the annual long-term Applicable Federal Rate
(as such term is defined in Section 1274 of the Code) for the month in which the payment required pursuant to this Section 8.03(a) is made and (y) the then Prime
Rate. Notwithstanding the foregoing, in no event shall the Purchaser be entitled to be compensated or indemnified for a reduction in the Closing Date NOL resulting from the use of such Closing Date NOL to satisfy a tax obligation of the Company or any Subsidiary related to either the tax year ending on March 26,
2005 or the tax year ending as of the Closing Date.

               (b) The payment required to be made by Principal Stockholders to
Purchaser pursuant to Section 8.03(a) shall be offset by any increase in the Net
Operating Loss of the Company or any of its Subsidiaries in any Tax year within the five years prior to or the five years after the Tax year for which the Tax liability arises. For the avoidance of doubt, this Section 8.03(b) is intended to eliminate payments from the Principal Stockholders to the Purchaser that result from temporary timing differences that cause a shift in the year that Net
Operating Losses are or will be incurred.

               (c) The parties acknowledge that the purpose of Section 8.03 is solely to determine the calculation of any Deemed Tax Benefits and the timing of any indemnification payments due as the result of any resulting reduction in the
Closing Date NOL. The effect of

                                      -59-

any such reduction and the payment for such reduction in the Closing Date NOL shall be governed solely by the provisions of Article VII (Indemnification).

                                   ARTICLE IX

                                   TERMINATION

          9.01 Grounds for Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the
Stockholders:

               (a) by mutual written agreement of the Purchaser and the
Stockholders' Agent;

               (b) by either Purchaser or the Company, if the Closing shall not have been consummated on or before May 31, 2005, provided, however, that such party may not terminate this Agreement pursuant to this paragraph (b) if the
Closing shall not have been consummated by such date by reason of the failure of such party or any of its Affiliates to perform in all material respects any of its or their respective covenants or agreements contained in this Agreement;

               (c) by either Purchaser or the Company if any court of competent jurisdiction or governmental body, authority or agency having jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby or the consummation of the Closing and such order, decree, ruling or other action shall become final and nonappealable (which order, decree, ruling or other action the party seeking to terminate this Agreement shall have used commercially reasonable efforts to lift);

               (d) by Purchaser after written notice to the Company if Purchaser is not then in breach of any provision of this Agreement, in the event the
Company, any Subsidiary or any Principal Stockholder breaches any of their representations or warranties or defaults in the performance of any of their covenants or agreements herein contained and such breach or default is not cured within the Cure Period;

               (e) by the Company or any Principal Stockholder after written notice to the Purchaser if the Company and Principal Stockholders are not then in breach of any provision of this Agreement, in the event the Purchaser breaches any of its representations or warranties or defaults in the performance of any of its covenants or agreements herein contained and such breach or default is not cured within the Cure Period;

          The party or parties desiring to terminate this Agreement pursuant to clauses (b) through (e) shall give written notice of such termination to the other party or parties hereto.

          9.02 Effect of Termination. If this Agreement is terminated as permitted by Section 9.01, such termination shall be without liability of any party to any other party to this Agreement except as hereinafter expressly provided in this Section 9.02 except as otherwise set forth in Section 11.03. If such termination shall result from the breach by any party of its representations, warranties or covenants contained in this Agreement, such party shall be fully liable for any and all Losses incurred or suffered by the other parties as a result of such failure or

                                      -60-

breach and such termination shall not be deemed to be an election of remedies.
The provisions of Articles VI, VII and XI shall survive any termination of this
Agreement pursuant to this Article IX.

                                    ARTICLE X

                                   DEFINITIONS

          10.01 Definitions. As used in this Agreement, the following defined terms shall have the meanings indicated below:

          "2005 Adjusted EBITDA Amount" shall mean the Adjusted EBITDA for the
Company's 2005 fiscal year (i.e., the year ended March 26, 2005).

          "Actions or Proceedings" means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation or audit.

          "Acquisition Subsidiary" has the meaning ascribed to it in the
Preamble.

          "Adjusted EBITDA" shall mean, for the Company and its Subsidiaries, on a consolidated basis for any period, the sum of: (i) the net income (or net loss) from operations of the Company and its Subsidiaries on a consolidated basis (determined in accordance with GAAP consistent with past practice) for such period without giving effect to any extraordinary gains or losses; plus
(ii) to the extent that any of the items referred to in any of clauses (A)
through (C) below were included in calculating such net income: (A) total interest income determined, except as set forth on Schedule 2.07(c), in accordance with GAAP, Interest Expense of the Company and its Subsidiaries, on a
consolidated basis for such period, and any impact on such net income of any interest rate swaps and derivatives agreements or arrangements; (B) income tax expense of the Company and its Subsidiaries, on a consolidated basis with respect to operations for such period; and (C) the amount of all depreciation and amortization of the Company and its Subsidiaries, on a consolidated basis for such period. Notwithstanding the foregoing, Adjusted EBITDA shall not, to the extent any of the following items were included in calculating net income, include: (i) any non-recurring expenses incurred in connection with the Merger including, without limitation, the cash surrender value of insurance policies being reassigned by the Company to the Insureds (up to $350,000 in the
aggregate); (ii) the pro rata share of the $200,000 annual salary of Lawrence
Cohen, the father of Messrs. John and Russell Cohen, plus related expenses, including benefits, paid through the Closing; (iii) the earnings before interest, taxes, depreciation and amortization (EBITDA) of the Company's
Princeton, New Jersey store; (iv) the impact of any purchase accounting measures established by the Purchaser in connection with the Merger; and (v) any reserves established at the request of Purchaser incident to the Closing of this transaction, including, but without limitation, the current year reserve for warranty repairs in the amount of $83,540.37.

          "Affiliate" means, as applied to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, (b) any other Person that owns or controls (i) 5% or more of any class of equity securities of that Person or any of its Affiliates or (ii) 5% or more of any class of equity securities (including any equity

                                      -61-

securities issuable upon the exercise of any option or convertible security) of that Person or any of its Affiliates or (c) any director, partner, officer, agent, employee or member of the immediate family (i.e., spouse, mother, father, sister, brother, son, etc.) of such Person. For the purposes of this definition,
"control" (including with correlative meanings, the terms "controlling",
"controlled by", and "under common control with") as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

          "Agreement" means this Agreement and Plan of Merger, the Exhibits and the Disclosure Schedules and the certificates delivered in connection herewith, as the same may be amended from time to time in accordance with the terms hereof.

          "Applied Closing Date NOL" shall mean the portion of the Closing Date
NOL that is utilized by the Company or any of its Subsidiaries to offset income in a Pre-Closing Tax Period.

          "Assets and Properties" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including without limitation cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

          "Audited Financial Statements" has the meaning ascribed to it in
Section 2.07(a).

          "Books and Records" means all files, documents, instruments, papers, books and records relating to the Business or Condition of the Company, including without limitation financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

          "Business" has the meaning ascribed to it in the Recitals.

          "Business Day(s)" means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

          "Business or Condition of Purchaser" means the business, condition
(financial or otherwise), results of operations, Assets and Properties and prospects of Purchaser and its subsidiaries taken as a whole.

          "Business or Condition of the Company" means the business, condition
(financial or otherwise), results of operations, Assets and Properties and prospects of the Company and its Subsidiaries taken as a whole. For purposes of this Agreement, "prospects" shall be limited to events or actions by a third party which would reasonably be expected to adversely affect the

                                      -62-

Company or Subsidiaries in operating the Business in the foreseeable future in the same manner as operated prior to the date of this Agreement.

          "Capital Lease" of any Person means any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with
GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of such Person.

          "Capital Stock" means all of the outstanding shares of Class A common stock and Class B common stock of the Company.

          "Capitalized Lease Obligations" of any Person shall at any time mean all obligations under Capital Leases of such Person in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP at such time.

          "Certificates" has the meaning ascribed to it in Section 1.04(a).

          "Certificate of Merger" has the meaning ascribed to it in Section
1.10(e).

          "Claim Notice" means written notification pursuant to Section 7.02(a)
of a Third Party Claim as to which indemnity under Section 7.01 is sought by an
Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim.

          "Closing" has the meaning ascribed to it in Section 1.10.

          "Closing Date" has the meaning ascribed to it in Section 1.10(a).

          "Closing Date NOL" shall mean the Net Operating Loss of the Company and its Subsidiaries as reported on the applicable Tax Return for the Tax period which ends on the Closing Date which is available to be used for the Post
Closing Tax Period. In the case of a state or local jurisdiction for which a Tax
Return is not filed for the Tax period that ends on the Closing Date, but rather is filed for a Straddle Tax Period, the Closing Date NOL for such state or local jurisdiction shall be determined based on a closing of the books method.

          "Code" means the Internal Revenue Code of 1986, as amended, and the
Treasury Regulations promulgated thereunder.

          "Company" has the meaning ascribed to it in the Preamble (and, unless the context otherwise requires, shall include any predecessor of the Company).

          "Company's 2005 Fiscal Year" means the fiscal year of the Company ending on March 26, 2005.

          "Company's Employee Benefit Plan(s)" has the meaning ascribed to it in
Section 2.22(a).

          "Company Intellectual Property" has the meaning ascribed to it in
Section 2.16.

                                      -63-

          "Contingent Obligations" of any Persons means any direct or indirect liability, contingent or otherwise, of such Person: (i) with respect to any indebtedness, lease, dividend, letter of credit or other obligation of another if the primary purpose or intent in creating such liability is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof; (ii) under any letter of credit issued for the account of such Person or for which such Person is otherwise liable for reimbursement thereof; (iii) under any Hedge Agreement; or
(iv) to advance or supply funds or otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof. Contingent
Obligations shall include, without limitation: (a) the direct or indirect guarantee, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, and (b) any liability of such
Person for the obligations of another through any agreement (contingent or otherwise): (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise); (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another; or (iii) to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, if in the case of any agreement described under subclause (i) or (ii) of this sentence the primary purpose or intent thereof is as described in the immediately preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported.

          "Contract" means any material agreement, lease, evidence of
Indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral).

          "Copyrights" has the meaning ascribed to it in Section 2.16.

          "Cure Period" means ten (10) days following receipt of notice that a party to this Agreement is in material breach of a material provision hereof, provided that, in the event such breach is not capable of cure within such ten
(10) day period, such period shall be extended to thirty (30) days if the party in breach commences, in good faith, to cure such breach within such ten (10)
period and completes such cure within thirty (30) days.

          "Current Assets" of any Person means the sum of all assets of such
Person and its Subsidiaries on a consolidated basis which would, in accordance with GAAP, be classified on a consolidated balance sheet of such Person and its
Subsidiaries as current assets.

          "Current Liabilities" of any Person means the sum of all liabilities of such Person and its Subsidiaries on a consolidated basis which would, in accordance with GAAP, be classified on a consolidated balance sheet of such
Person and its Subsidiaries as current liabilities.

          "Deemed Tax Benefits" shall mean (i) the amount of the Closing Date
NOL that is utilized by the Company or any of its Subsidiaries to reduce income in a Pre-Closing Tax

                                      -64-

Period multiplied by (ii) the applicable federal, state and/or local income Tax rate in effect for the Tax period for which a portion of the Closing Date NOL is being utilized.

          "DGCL" has the meaning ascribed to it in the Recitals.

          "Director and Officer Resignation and Release" has the meaning ascribed to it in Section 5.01(l)(viii).

          "Disclosure Schedules" means the schedules delivered to Purchaser by or on behalf of the Company and the Principal Stockholders, and the schedules delivered by or on behalf of Purchaser, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein pursuant to this Agreement.

          "Dissenting Shares" has the meaning ascribed to it in Section 1.03(a).

          "Dispute Period" means the period ending thirty (30) calendar days following receipt by an Indemnifying Party of either a Claim Notice or an
Indemnity Notice.

          "Domain Names" has the meaning ascribed to it in Section 2.16.

          "Effective Time" has the meaning ascribed to it in Section 1.10(e).

          "Employees" has the meaning ascribed to it in Section 2.21(a).

          "Employee Benefit Plan(s)" means any employee benefit plan as defined in Section 3(3) of ERISA, any "voluntary employees' beneficiary association"
within the meaning of Section 501(c)(9) of the Code, "welfare benefit fund"
within the meaning of Section 419 of the Code, or "qualified asset account"
within the meaning of Section 419A of the Code, and any other plan, program, policy or arrangement for or regarding bonuses, commissions, incentive compensation, severance, vacation, deferred compensation, pensions, profit sharing, retirement, payroll savings, stock options, stock purchases, stock awards, stock ownership, phantom stock, stock appreciation rights, equity compensation, medical/dental expense payment or reimbursement, disability income or protection, sick pay, group insurance, self insurance, death benefits, employee welfare or fringe benefits of any nature, including those benefiting retirees or former employees.

          "Environment" means all air, surface water, groundwater, or land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources.

          "Environmental Claim" means any and all administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings, or other communication (written or oral), whether criminal or civil, (collectively,
"Claims") pursuant to or relating to any applicable Environmental Law by any person (including but not limited to any Governmental or Regulatory Authority, private person and citizens' group) based upon, alleging, asserting, or claiming any actual or potential (i) violation of or liability under any Environmental
Law, (ii) violation of any Environmental Permit, or (iii) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties

                                      -65-

arising out of, based on, resulting from, or related to the presence, Release, or threatened Release into the Environment, of any Hazardous Materials at any location, including but not limited to any off-Site location to which Hazardous
Materials or materials containing Hazardous Materials were sent for handling, storage, treatment, or disposal.

          "Environmental Law" means all federal, state, local and foreign environmental, health and safety Laws, common law, orders, decrees, judgments, codes and ordinances and all rules and regulations promulgated thereunder, civil or criminal, including, without limitation, Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials, pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of
Hazardous Materials, pollutants, contaminants, chemicals, or industrial, solid, toxic or hazardous substances or wastes.

          "Environmental Permit" means any federal, state, local, provincial, or foreign permits, licenses, approvals, consents or authorizations required by any
Governmental or Regulatory Authority under or in connection with any
Environmental Law and includes any and all orders, consent orders or binding agreements issued or entered into by a Governmental or Regulatory Authority under any applicable Environmental Law.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as
amended, and the rules and regulations promulgated thereunder.

          "ERISA Affiliate(s)" means any entity, trade or business (whether or not incorporated) that is part of the same controlled group under, common control with, part of an affiliated service group, or part of another arrangement that includes the Stockholders or any ERISA Affiliate within the meaning of Code Section 414(b), (c), (m) or (o).

          "Escrow Agent" has the meaning ascribed to it in Section 1.01(a).

          "Escrow Amount" has the meaning ascribed to it in Section 1.09(a).

          "Exchange Account" has the meaning ascribed to it in Section 1.09(b).

          "Exchange Agreement" has the meaning ascribed to it in Section
1.09(b).

          "Exchange Amount" has the meaning ascribed to it in Section 1.09(b).

          "FLS Act" has the meaning ascribed to it in Section 2.21(a).

          "Financial Statements" has the meaning ascribed to it in Section
2.07(b).

          "Fundamental Transaction" means, with respect to the Company, (i) any merger or consolidation involving the Company or the Subsidiaries; (ii) the purchase or sale of any Assets and Properties (other than a purchase or sale of inventory in the ordinary course of business consistent with past practice or the sale of tangible personal property or fixtures incident to the closing of a
Store) or capital stock (whether outstanding, treasury or other shares) of the
Company or its Subsidiaries; (iii) any winding up, liquidation, dissolution, recapitalization or

                                      -66-

reorganization of the Company or the Subsidiaries or the appointment of a receiver, administrator or administrative receiver, trustee or similar officer of all or any of its respective assets or revenues; (iv) any similar transaction or business combination involving the Company or its Subsidiaries, the Business or the Assets and Properties of the Company or its Subsidiaries; or (v) any
agreement by the Company or the Subsidiaries to obligate itself to take any action in furtherance of items (i) through (iv) above.

          "GAAP" means generally accepted accounting principles in the United
States of America, consistently applied.

          "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, and shall include, without limitation, any stock exchange, quotation service and the National Association of Securities
Dealers.

          "Hazardous Material" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs);
(B) any chemicals, materials, substances or wastes which are defined as or included in the definition of "hazardous substances," "hazardous wastes,"
"hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import, under any Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which is prohibited, limited or regulated by any Governmental or Regulatory Authority.

          "Hedge Agreements" means and includes (i) interest rate swap agreements, currency swap agreements, interest rate cap agreements and interest rate collar agreements, (ii) other agreements or arrangements designed to hedge against fluctuations in interest rates or foreign exchange rates and (iii)
precious metal options and futures contracts and other precious metal hedging obligations.

          "Indebtedness" of any Person means all items which, in accordance with
GAAP, would be included in determining total liabilities of such Person as shown on the liability side of a balance sheet as at the date Indebtedness of such
Person is to be determined and, in any event, shall include (without limitation and without duplication): (i) all trade accounts payable of such Person; (ii)
any liability of such Person secured by any Lien on property owned or acquired by such Person, whether or not such liability shall have been assumed; (iii) all
Contingent Obligations of such Person; (iv) letters of credit issued for the account of such Person or an Affiliate thereof, and all obligations of such
Person relating thereto; and (v) all obligations (other than obligations to pay fees in connection therewith) of such Person in respect of Hedge Agreements.

          "Indebtedness for Borrowed Money" of any Person means all Indebtedness for borrowed money or evidenced by notes, bonds, debentures or similar evidences of Indebtedness of such Person. All obligations of such Person for the deferred and unpaid Merger Consideration of any property, service, or business (other than trade accounts payable incurred in the ordinary

                                      -67-

course of business and constituting Current Liabilities and other than Hedge
Agreements), and all obligations of such Person under Capitalized Lease
Obligations and finance leases.

          "Indemnification Escrow Account" has the meaning ascribed to it in
Section 1.09(a).

          "Indemnification Escrow Agreement" has the meaning ascribed to it in
Section 1.09(a).

          "Indemnification Escrow Amount" has the meaning ascribed to it in
Section 1.09(a).

          "Indemnified Party" means any Person or Persons claiming
indemnification under any provision of Article VII.

          "Indemnifying Party" means any Person or Persons against whom a claim for indemnification is being asserted under any provision of Article VII.

          "Indemnity Notice" means written notification pursuant to Section
8.02(c) of a claim for indemnity under Article VII by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim.

          "Insureds" has the meaning ascribed to it in Section 4.09.

          "Intellectual Property" means all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, copyrights and copyright rights, patents and patent rights, brand names, trade dress, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, inventions, processes, formulae, industrial models, processes, designs, specifications, data, technology, methodologies, computer programs and any other confidential and proprietary right or information, whether or not subject to statutory registration, and all related technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks and other media on which any of the foregoing is stored.

          "Interest Expense" means, with respect to any Person for any period, the interest expense (whether cash or accretion) of such Person during such period determined in accordance with GAAP, and shall include in any event, without limitation, interest expense with respect to Indebtedness for Borrowed
Money and payments under Hedge Agreements that are designed to hedge against fluctuations in interest rates and shall exclude the write off of deferred financing fees.

          "Investment Assets" means all debentures, notes and other evidences of
Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited

                                      -68-

partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company.

          "IRS" means the United States Internal Revenue Service.

          "John K. Cohen Employment Agreement" means that employment agreement between Purchaser and John K. Cohen in the form of Exhibit E annexed hereto.

          "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

          "Leased Real Property" has the meaning ascribed to it in Section
2.13(a).

          "Liability" or "Liabilities" means all Indebtedness, obligations and other liabilities (or contingencies that have not yet become liabilities) of a
Person (whether absolute, accrued, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due).

          "Licenses" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

          "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, including any conditional sale Contract, title retention Contract or other
Contract to give any of the foregoing related to (i) Owned Real Property; or
(ii) the Company's or any Subsidiary's interest in the Leased Real Property.

          "Loss" means any and all damages, fines, fees, penalties,
deficiencies, diminution in value of investment, Tax Losses, losses and expenses, including interest, reasonable expenses of investigation, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment (such fees and expenses to include without limitation, all fees and expenses, including, without limitation fees and expenses of attorneys, incurred in connection with (i) the investigation or defense of any Third Party Claims or
(ii) asserting or disputing any rights under this Agreement against any party hereto or otherwise).

          "Merger" has the meaning ascribed to it in the Recitals.

          "Merger Consideration" means the merger consideration to be received by the Stockholders pursuant to this Agreement, the Paying Agent Agreement, and the Indemnification Escrow Agreement.

          "Net Merger Consideration" means the difference between (x) the Merger
Consideration minus (y) the Indemnification Escrow Amount.

                                      -69-

          "Net Operating Loss" or "NOL" shall mean (i) the consolidated net operating loss carryforward of the Company and each of its Subsidiaries for federal income tax purposes and every net operating loss carryforward of the
Company and each of its Subsidiaries for state or local income tax purposes, regardless of whether the applicable net operating loss is determined based on a combined, unitary, consolidated or separate company basis.

          "Neutral Accounting Firm" means Ernst & Young.

          "Non-Competing Party" has the meaning ascribed to it in Section
4.11(a).

          "Operative Agreements" means the Indemnification Escrow Agreement, the
Paying Agent Agreement, the Spousal Consents, the John K. Cohen Employment
Agreement, the Russell L. Cohen Employment Agreement, the Director and Officer
Resignations and Releases, and the Stockholder Approval.

          "Option(s)" with respect to any Person means any security, right, subscription, warrant, option, "phantom" stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock or other equity interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of such Person or (ii) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or other equity interests of such Person, including without limitation any rights to participate in the equity, income or election of directors or officers of such Person.

          "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

          "Owned Real Property" has the meaning ascribed to it in Section
2.13(a).

          "Patents" has the meaning ascribed to it in Section 2.16.

          "Paying Agent" means First Citizens Bank & Trust Company, or another bank or trust company, mutually acceptable to Purchaser and the Company, which shall serve in the capacity of paying agent under the Paying Agent Agreement.

          "Paying Agent Agreement" has the meaning ascribed to it in Section
1.09(b).

          "Permitted Lien" means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, and (ii) any minor imperfection of title or similar Lien with respect to any Owned Real
Property which individually or in the aggregate with other such Liens does not impair the value or marketability of the property subject to such Lien or interfere with the use of such property in the conduct of the business of the
Company and which does not secure obligations for money borrowed, (iii) any lien existing as a consequence of the Company's Revolving Credit Facility (iv) any
lien existing with respect to consigned inventory, in the ordinary course of business consistent with past practice and (v) rights of equipment lessors in respect of operating leases for equipment.

                                      -70-

          "Person" means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental or
Regulatory Authority.

          "Plan(s)" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, or whether for the benefit of a single individual or more than one individual including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

          "Post Closing Tax Period" shall mean any taxable period (or a portion thereof) beginning after the Closing Date.

          "Pre-Closing Tax Periods" shall mean any taxable period (or a portion thereof) ending on and including, or prior to, the Closing Date.

          "Prime Rate" means the prime rate published in The Wall Street
Journal, Eastern Edition on the second Business Day prior to the date of determination, to be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

          "Principal Stockholder" and "Principal Stockholders" means, collectively, those Stockholders listed on Exhibit A hereto.

          "Purchaser" has the meaning ascribed to it in the Preamble of this
Agreement.

          "Purchaser Indemnitees" has the meaning ascribed to it in Section
7.01(a).

          "Purchaser Material Adverse Effect" means an effect which would reasonably be expected to have a material adverse effect on the Purchaser's ability to consummate the transactions contemplated by, and discharge its obligations under this Agreement and the Operative Agreements to which it is a party.

          "R. Cohen" has the meaning ascribed thereto in Section 1.08.

          "R. Cohen Note" has the meaning ascribed to it in Section 1.08.

          "Real Property" has the meaning ascribed to it in Section 2.13(a).

          "Real Property Leases" have the meaning ascribed to it in Section
2.13(a).

          "Relevant Group" has the meaning ascribed to it in 2.10(a).

          "Reportable Transaction" means any transaction listed in Treasury
Regulation Section 1.6011-4(b).

                                      -71-

          "Representatives" means a party and its Affiliates (and, with respect to the Purchaser, also any Persons designated by Purchaser as a prospective lender to the Company at or following the Closing), and each of their respective officers, employees, agents, counsel, accountants, financial advisors, consultants and other representatives.

          "Revolving Credit Facility" means the Fourth Amended and Restated
Credit Agreement Between Bank of America, N.A. and Carlyle & Co. Jewelers, dated as of November 18, 2004.

          "Russell L. Cohen Employment Agreement" means that employment agreement between Purchaser and Russell L. Cohen in the form of Exhibit F annexed hereto.

          "Scheduled Marks" has the meaning ascribed to it in Section 2.16.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

          "Seller Material Adverse Effect" means a material adverse effect on the Business or Condition of the Company; provided, however, none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been a Seller Material Adverse Effect on the Business or
Condition of the Company: (i) any change in or effect upon the business, condition (financial or otherwise), results of operations, Assets and Properties and prospects of the Company and its Subsidiaries directly or indirectly arising out of or attributable to conditions, events, or circumstances generally affecting the economy of the United States; and (ii) any change in or effect upon the business, condition (financial or otherwise), results of operations,
Assets and Properties and prospects of the Company and its Subsidiaries directly or indirectly arising out of or attributable to the general state of the retail jewelry, watch and giftware business and market sectors in which the Company or any Subsidiary operates, provided that such change or effect does not affect the
Company and its Subsidiaries in a disproportionate manner.

          "Spousal Consent" has the meaning ascribed to it in Section 1.04(a).

          "Stockholder" means any holder of Capital Stock.

          "Stockholders' Agent" has the meaning ascribed to it in the Preamble.

          "Stockholder Approval" has the meaning ascribed to it in Section 4.14.

          "Stores" has the meaning ascribed to it in the Recitals.

          "Straddle Tax Periods" has the meaning ascribed to it in Section
8.01(c).

          "Subsidiary" means any Person in which the Company, directly or indirectly through Subsidiaries or otherwise, beneficially owns at least fifty percent (50%) of either the equity interest in, or the voting control of, such
Person, whether or not existing on the date hereof and with respect to any
Person other than the Company, any Person which, directly or indirectly through subsidiaries or otherwise, beneficially owns at least fifty percent (50%) of either the

                                      -72-

equity interest in, or the voting control of, such Person, whether or not existing on the date hereof.

          "Surviving Corporation" has the meaning ascribed to it in the
Recitals.

          "Supplement" has the meaning ascribed to it in Section 2.34.

          "Systems" has the meaning ascribed to it in Section 2.29.

          "Tax" or "Taxes" means (a) any foreign, federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, occupancy, escheat, general property, real property, personal property, intangible property, transfer, bulk transfer, fuel, excise, payroll, withholding, unemployment compensation, social security, retirement or other tax or governmental charge of any nature; (b) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, sewer rent or other fee or charges of any nature; or
(c) any deficiency, interest or penalty imposed with respect to any of the foregoing.

          "Tax Loss" shall be defined to include: (a) any reduction in the
Deemed Tax Benefit and (b) any other affirmative income tax liability which arises as a result of any adjustment to the income of the Company or any of its subsidiaries for any Pre-Closing Tax Period.

          "Tax Returns" means all federal, state, local, foreign and other Tax returns and reports, information returns, statements, declarations, estimates, schedules, notices, notifications, forms, elections, certificates or other documents the Company or its Subsidiaries is required to file or submit to any
Governmental Body with respect to the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax (including any amendments thereto) or relating to the reporting of cash received.

          "Taxing Authority" means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

          "Tenant Leases" has meaning ascribed to it in Section 2.13(e).

          "Third Party Claim" has the meaning ascribed to it in Section 7.02(a).

          "Unaudited Financial Statements" has the meaning ascribed to it in
Section 2.07(b).

          "WARN Act" has the meaning ascribed to it in Section 2.21(a).

                                   ARTICLE XI

                                  MISCELLANEOUS

                                      -73-

          11.01 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission or mailed by prepaid first class certified mail, return receipt requested, or mailed by overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

          (a) If to Purchaser, to:

              FINLAY FINE JEWELRY CORPORATION
              529 Fifth Avenue; 5th Floor
              New York, New York 10017
              Facsimile No.: (212) 867-3326
              Attn: Mr. Joseph M. Melvin

              with a copy (which shall not constitute notice) to:

              Bonni G. Davis, Esq.
              529 Fifth Avenue; 6th Floor
              New York, New York 10017
              Facsimile No.: (212) 808-0349

              Blank Rome LLP
              405 Lexington Avenue
              New York, NY 10174
              Facsimile No.: (212) 885-5001
              Attn: James Martin Kaplan, Esq.

          (b) If to the Company, the Principal Stockholders or the Stockholders'
Agent, prior to Closing to:

              Carlyle & Co. Jewelers
              4615 Dundas Drive
              Greensboro, NC 27407
              Facsimile No.: (336) 218-7382
              Attn: Russell L. Cohen

              with a copy (which shall not constitute notice) to:

              Phillips Nizer LLP
              666 Fifth Avenue
              New York, NY 10103
              Facsimile No.: (212) 262-5152
              Attn: Monte Engler, Esq.

          (c) If to the Company, the Principal Stockholders or the Stockholders'
Agent, after the Closing to:

                                      -74-

              Russell L. Cohen
              3917 Hazel Lane
              Greensboro, NC 27408

              with a copy (which shall not constitute notice) to:

              Mr. John K. Cohen
              1612 Nottingham Road
              Greensboro, NC 27408

              and

              Phillips Nizer LLP
              666 Fifth Avenue
              New York, New York 10103
              Facsimile No. (212) 262- 5152
              Attn: Monte Engler, Esq.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided for in this Section 11.01, be deemed given upon receipt, (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given on the earlier of the third Business Day following mailing or upon receipt and (iv) if delivered by overnight courier to the address as provided for in this Section, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

          11.02 Entire Agreement. This Agreement (together with the Exhibits and
Schedules hereto) and the Operative Agreements supersede all prior and contemporaneous discussions and agreements between the parties, including, the letter of intent dated October 27, 2004 ("Letter of Intent"), with respect to the subject matter hereof and thereof and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof; provided that the provisions of the letter agreement dated July 28,
2004 between John K. Cohen and Purchaser with respect to the use of confidential information shall remain in full force and effect except for deviations from such letter related to paragraph 4(f) of the Letter of Intent with respect to
May Department Stores and Federated Department Stores.

          11.03 Expenses. Except as otherwise expressly provided in this
Agreement (including as provided in Article VII), each party will pay its own costs and expenses incurred in connection with this Agreement, the Operative
Agreements, and the transactions contemplated hereby and thereby; provided, however, that if the Closing does not occur as a result of a breach by the
Company, its Subsidiaries or any Principal Stockholder of a representation, warranty, covenant or agreement set forth herein or in any document or agreement delivered in connection

                                      -75-

herewith, then, in such case, the Company shall be obligated to reimburse
Purchaser for all reasonable out-of-pocket costs and expenses incurred by
Purchaser and Acquisition Subsidiary or any of their Affiliates in connection with this Agreement or the transactions contemplated hereby.

          11.04 Cumulative Remedies. Other than as expressly set forth in this
Agreement, the rights, remedies, powers and privileges herein and in the
Operative Agreements are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law or equity.

          11.05 Further Assurances; Post-Closing Cooperation. At any time or from time to time after the Closing, any Principal Stockholder shall execute and deliver to Purchaser such other documents and instruments, provide such materials and information and take such other actions as Purchaser may reasonably request to consummate the transactions contemplated by this Agreement and the Operative Agreements and otherwise to cause each Principal Stockholder to fulfill each of his or her respective obligations under this Agreement and the Operative Agreements.

          11.06 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

          11.07 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of
Purchaser, the Company and the Stockholders' Agent.

          11.08 No Third Party Beneficiary. The terms and provisions of this
Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person other than any Person entitled to indemnity under Article VII.

          11.09 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of law or otherwise) by any Principal Stockholder without the prior written consent of
Purchaser and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

          11.10 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

          11.11 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby,

                                      -76-

(a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

          11.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of
New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

          11.13 Consent to Jurisdiction and Service of Process. EACH PARTY
HERETO CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN
THE COUNTY OF NEW YORK, STATE OF NEW YORK AND IRREVOCABLY AGREES THAT ALL
ACTIONS OR PROCEEDINGS RELATING TO SUCH SECTIONS MAY BE LITIGATED IN SUCH
COURTS. EACH PARTY HERETO ACCEPTS FOR ITSELF AND HIMSELF (OR HERSELF) AND IN
CONNECTION WITH ITS AND HIS (OR HER) RESPECTIVE PROPERTIES, GENERALLY AND
UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE
OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT
RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT OR THE OPERATIVE AGREEMENTS.
NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF ANY PARTY
HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY
OTHER MANNER PERMITTED BY APPLICABLE LAW OR TO OBTAIN JURISDICTION OVER OR TO
BRING ACTIONS, SUITS OR PROCEEDINGS AGAINST ANY OF THE OTHER PARTIES HERETO IN
SUCH OTHER JURISDICTIONS, AND IN SUCH MANNER, AS MAY BE PERMITTED BY ANY
APPLICABLE LAW.

          11.14 Waiver Of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT
ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE
COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY
IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL
BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR
RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR
ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH
OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING
WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF
THIS WAIVER, AND (iii) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS
AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS
SECTION 11.14.

                                      -77-

          11.15 Limited Recourse. Notwithstanding anything in this Agreement or any Operative Agreement to the contrary, (i) obligations and liabilities of
Purchaser hereunder and thereunder shall be without recourse to any stockholder of Purchaser or any of such stockholder's Affiliates, directors, employees, officers or agents and shall be limited to the assets of such party and (ii) the stockholders of Purchaser have made no (and shall not be deemed to have made any) representations, warranties or covenants (express or implied) under or in connection with this Agreement or any other Operative Agreement.

          11.16 Construction.

               (a) Any reference to any applicable Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever required by the context, any gender shall include any other gender, the singular shall include the plural and the plural shall include the singular. The words "herein," "hereof," "hereunder," and words of similar import refer to the Agreement as a whole and not to a particular section. The terms "Article" and "Section" refer to the specified Article or
Section of this Agreement. Whenever the word "including" is used in this
Agreement, it shall be deemed to mean "including, without limitation,"
"including, but not limited to" or other words of similar import such that the items following the word "including" shall be deemed to be a list by way of illustration only and shall not be deemed to be an exhaustive list of applicable items in the context thereof. The phrases "ordinary course of business" and
"ordinary course of business consistent with past practice" refer to the business and practice of the Company. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

               (b) When used herein, the phrase "to the knowledge of" any
Person, or any similar phrase, means (i) with respect to any Person who is an individual, the actual knowledge of such Person after reasonable inquiry
(including inquiry of appropriate individuals having responsibility for the relevant subject matter); and (ii) when used with reference to the Company or any Subsidiary, the actual knowledge of Russell L. Cohen, John K. Cohen and Paul
Sutton after reasonable inquiry (including inquiry of appropriate individual(s)
having responsibility for the relevant subject matter), and (iii) when used with reference to Purchaser or Acquisition Subsidiary, that Purchaser or Acquisition
Subsidiary, as applicable, shall be deemed to have "knowledge" of a particular fact or other matter if any executive officer or director of Purchaser or
Acquisition Subsidiary has actual knowledge of such fact or other matter after reasonable inquiry (including inquiry of appropriate individual(s) having responsibility for the relevant subject matter).

               (c) The parties hereto intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

               (d) The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by

                                      -78-

counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentum.

               (e) The representations and warranties of the Company, any
Subsidiaries and the Principal Stockholders are made and given subject to the disclosures contained in the Disclosure Schedules provided in accordance with this Agreement. Neither the Company, any Subsidiary or any Principal Stockholder
will be or be deemed to be in breach of any such representation or warranty (and no indemnification claim will lie in respect thereof) in respect of any matter accurately disclosed in the Disclosure Schedules. The specific disclosures set forth in the Disclosure Schedules have been organized to correspond to section references in this Agreement to which the disclosure may be most likely to relate, but such disclosure will apply to and will be deemed to be exceptions to or modifications or qualifications of all of the representations and warranties contained herein to the extent applicable.

          11.17 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

          11.18 Stockholders' Agent. By execution of the letter of transmittal referenced in Section 1.04(a), each Stockholder hereby irrevocably constitutes and appoints Russell L. Cohen, as the true and lawful agent and attorney-in-fact of such Stockholder, referred to herein as the Stockholders' Agent, with full powers of substitution to act in the name, place and stead of such Stockholder with respect to all decisions and determinations and actions required or permitted hereunder on behalf of the Stockholders (including giving consents and waivers to this Agreement, receiving distributions of the Merger Consideration and the Indemnification Escrow Amount for the benefit of such Stockholder, taking actions with respect to indemnification matters, including the right to compromise or settle any claim on behalf of such Stockholder, amending any provision hereof in any manner that does not differentiate among Stockholders, incurring any expense necessary to perform its duties hereunder and taking or refraining to take any action that the Stockholders' Agent deems necessary or appropriate), and any such action, decision or determination so made or taken shall be deemed the action, decision or determination of such Stockholder, and any notice, document, certificate or information required to be given to any
Stockholder, shall be deemed so given if given to the Stockholders' Agent. The appointment of the Stockholders' Agent shall be deemed coupled with an interest and shall be irrevocable, and Purchaser and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Stockholders' Agent on behalf of the Stockholders in all matters in which it has been granted authority pursuant to this Section 11.18. All actions, decisions and instructions of the Stockholders' Agent taken, made or given pursuant to the authority granted to the Stockholders' Agent pursuant to this Section 11.18 shall be final, conclusive and binding upon all Stockholders. The Stockholders'
Agent acting at any time hereunder may resign at any time by giving at least thirty (30) days' prior written notice of resignation to Purchaser and each
Stockholder, such resignation to be effective on the date a successor
Stockholders' Agent is appointed by the Stockholders. Upon receipt of such notice, the Stockholders shall promptly, but no later than thirty (30) days after receipt of such notice, appoint a successor Stockholders' Agent whereupon such successor Stockholders' Agent shall

                                      -79-

succeed to all the rights and obligations of the resigning Stockholders' Agent as of the effective date of resignation as if originally named herein. Upon such assignment of this Agreement, the resigning Stockholders' Agent shall duly transfer and deliver documents at the time held by the resigning Stockholders'
Agent, to such successor Stockholders' Agent. Any such resulting appointment shall be binding upon all of the parties to this Agreement. If no successor
Stockholders' Agent shall have been designated within thirty (30) days of receipt of resignation notice, the successor Stockholders' Agent shall be John
K. Cohen.

          11.19 Effect of Purchaser's Certificate Regarding Knowledge. The
Company, the Subsidiaries and the Principal Stockholders acknowledge and agree that any disclosure (or absence of disclosure) in respect of the certification under Section 3.08 shall not (i) preclude or limit in any way Purchaser or any other Purchaser Indemnitee from seeking or obtaining indemnification, or asserting any rights or defenses, in the event of a breach of a representation, warranty or covenant made pursuant to this Agreement by the Company, any
Subsidiary or any Principal Stockholder or (ii) enable any Principal Stockholder to avoid any obligation he or she has hereunder to indemnify Purchaser or any other Purchaser Indemnitee or assert any defense with respect to such obligation.

                           [SIGNATURE PAGES TO FOLLOW]

                                      -80-

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed as of the day and year first above written.

                                        FINLAY FINE JEWELRY CORPORATION

                                        By: /s/ Bruce Zurlnick
                                            ------------------------------------
                                            Name: Bruce E. Zurlnick
                                            Title: SVP, Treasurer & CFO

                                        FFJ ACQUISITION CORP.

                                        By: /s/ Bruce Zurlnick
                                            ------------------------------------
                                            Name: Bruce E. Zurlnick
                                            Title: SVP, Treasurer & CFO

                                        CARLYLE & CO. JEWELERS

                                        By: /s/ John K. Cohen
                                            ------------------------------------
                                            Name: John K. Cohen
                                            Title: Co - CEO

                                        STOCKHOLDERS' AGENT:

                                        /s/ Russell L. Cohen
                                        ----------------------------------------
                                        Russell L. Cohen

                                        PRINCIPAL STOCKHOLDERS:

                                        /s/ Russell L. Cohen
                                        ----------------------------------------
                                        Russell L. Cohen

                                        /s/ John K. Cohen
                                        ----------------------------------------
                                        John K. Cohen

                                        /s/ Lawrence M. Cohen
                                        ----------------------------------------
                                        By: John K. Cohen - Attorney in fact.
                                        Lawrence M. Cohen

                                        /s/ Ellen Cohen
                                        ----------------------------------------
                                        Ellen Cohen

                                        /s/ Carlen Cohen Leeser
                                        ----------------------------------------
                                        Carlen Cohen Leeser

                                      -81-

                                        /s/ Richard Backer
                                        ----------------------------------------
                                        Richard Backer

                                        /s/ Martin Bernstein
                                        ----------------------------------------
                                        Martin Bernstein

                                      -82-

Pursuant to Item 601(b)(2) of Regulation S-K, the following is a list of omitted schedules and exhibits to the Agreement and Plan of Merger. Finlay agrees to furnish supplementally a copy of any omitted exhibit or schedule to the
Securities and Exchange Commission upon request.

EXHIBITS

Exhibit A         Principal Stockholders of Carlyle & Co. Jewelers
Exhibit B         Form of Spousal Consent
Exhibit C         Form of Indemnification Escrow Agreement
Exhibit D         Form of Paying Agent Agreement
Exhibit E         Form of John K. Cohen Employment Agreement
Exhibit F         Form of Russell L. Cohen Employment Agreement
Exhibit G         Form of Company Director and Officer Resignation and Release
Exhibit H         Form of Opinion of Counsel to the Company and the Principal
                  Stockholders
Exhibit I         Form of Opinion of Counsel to Purchaser

SCHEDULES

1.10(f)           Officers of Surviving Corporation
2.01(a)           Good Standing
2.01(c)           Spousal Consents
2.02              No Conflicts
2.03              Capital Stock
2.04              Subsidiaries; Company; Business
2.05              Governmental Approvals and Filings
2.07(a)           Audited Financial Statements
2.07(b)           Unaudited Financial Statements
2.07(c)           Treatment of Certain Financial Items
2.08              Absence of Changes
2.08(o)           Capital Additions Schedule
2.09              Undisclosed Liabilities
2.10              Taxes
2.10(f)           Non-deductible Employee Related Payments
2.11(a)           Legal Proceedings
2.13(a)           Owned Real Property
2.13(b)(i)        Liens
2.13(b)(ii)       Operating Covenants; Radius Restrictions
2.13(c)           Real Property Lease Defaults
2.13(d)           Real Property Lease Amounts
2.13(e)           Tenant Leases
2.13(f)           Tenant Lease Default
2.13(h)           Real Property Improvements
2.13(j)           Closures
2.13(k)           Charges
2.13(m)           Lease Analysis Forms
2.14              Tangible Personal Property

2.15(a)           Inventory
2.15(b)           Consignment List/On Order List
2.15(d)           Accounts Payable/Accrued Expenses
2.16              Intellectual Property Rights
2.17(a)           Contracts
2.17(b)           Contract Termination
2.18              Licenses
2.19              Insurance
2.20(a)(i)        Affiliate Transactions; Intercompany Matters
2.20(a)(ii)       Credit Cards
2.20(b)           Non-Arm's Length Transactions
2.20(d)           Intercompany Transactions
2.21(a)           Payment Obligations
2.21(b)           Vacation Pay, Etc.
2.21(c)           Labor Issues
2.22(a)           Employee Benefit Plans; ERISA
2.22(b)           Contributions
2.22(d)           Forms
2.23(f)           Environmental Matters
2.25              Substantial Suppliers
2.26              Accounts Receivable
2.27              Other Negotiations; Brokers
2.28              Bank and Brokerage Accounts; Investment Assets
2.29              Systems and Software
2.30              Warranties
2.32              Capital Expenditure Commitments
4.09              Assignment of Life Insurance Policies
5.01(h)           Existing Licensors
7.01(a)           Principal Stockholder Indemnification
8.01(h)           Tax Refunds